UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VERSUM MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERSUM™
MATERIALS

2018
Notice of Annual Meeting and Proxy Statement

LETTER TO STOCKHOLDERS
Dear Fellow Stockholder:
On behalf of your board of directors, we are pleased to invite you to attend the 2018 annual meeting of stockholders of Versum Materials, Inc. (“Versum Materials” or the “Company”). The annual meeting will be held on Tuesday, January 30, 2018, at 9:00 a.m., Mountain Standard Time, at our offices located at 8555 South River Parkway, Tempe, Arizona 85284.
Attached you will find a notice of annual meeting and proxy statement that contains additional information about the annual meeting, including the items of business and methods that you can use to vote your proxy, such as the telephone or Internet.
Your vote is important. We encourage you to sign and return your proxy card or use telephone or Internet voting prior to the annual meeting, so that your shares of common stock will be represented and voted at the annual meeting even if you cannot attend.
Sincerely,

Guillermo Novo President and Chief Executive Officer	Seifi Ghasemi Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, January 30, 2018 Time: 9:00 a.m., MST Place: Versum Materials, Inc. 8555 South River Parkway Tempe, Arizona 85284
To our stockholders:

As permitted under the “Notice and Access” rules adopted by the Securities and Exchange Commission, we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials to each stockholder. Therefore, most stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions about how to access the proxy materials via the Internet, how to vote your shares, and how to request a paper or electronic copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you receive the Notice or paper copies of the proxy materials, the proxy statement, the 2017 annual report, and any amendments to the foregoing that are required to be furnished to stockholders, will be available for review online by following the instructions contained in the Notice and proxy card.
You also may view the proxy materials at www.proxyvote.com.

The Board of Directors of the Company has fixed the close of business on December 7, 2017, as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the annual meeting or any adjournments thereof. Your vote is very important. Whether or not you plan to attend the meeting, we ask you to please cast your vote. You can vote your shares via the Internet, telephone, mail or in person at the annual meeting.

By Order of the Board of Directors,

Michael W. Valente
Senior Vice President, Law and Human Resources,
General Counsel and Secretary

Annual Meeting Agenda:
(1)	Elect the seven nominees proposed by the Board of Directors as directors for a one year term ending in 2019;
(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018;
(3)	Conduct a non-binding advisory vote on the compensation paid to our named executive officers (say-on-pay);
(4)	Approval of the Amended and Restated Long-Term Incentive Plan;
(5)	Approval of the Amended and Restated Short-Term Incentive Plan; and
(6)	Transact any other business properly brought before the annual meeting.

This notice and proxy statement are first being distributed or made available, as the case may be, on or about December 21, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 30, 2018:
This proxy statement and our 2017 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, are available free of charge on the Investors section of our website (www.versummaterials.com). In addition, you may access the proxy statement and 2017 annual report free of charge at www.proxyvote.com.

INTRODUCTION

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
January 30, 2018
INTRODUCTION
Why You Received These Materials
We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Versum Materials  Inc. (“Versum Materials” or the “Company”) for use at the Company’s 2018 annual meeting of stockholders (the “annual meeting”) and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at our offices located at 8555 South River Parkway, Tempe, Arizona 85284, on January 30, 2018 at 9:00 a.m. Mountain Standard Time. For driving directions to our offices, please call (602) 282-1000.
Stockholders Entitled to Vote
The record date for the annual meeting is December 7, 2017. If at the close of business on December 7, 2017, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 5 of this proxy statement. As of December 7, 2017, the record date for the annual meeting, there were 108,928,208 shares of our common stock outstanding.
If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Time, on January 29, 2018 to be counted.
Required Vote
Quorum Requirements
The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on each matter to be voted upon. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.
Required Approval

•
Proposal 1—Election of Directors. Directors will be elected by the vote of the majority of the votes cast with respect to that director’s election at the annual meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by a plurality of votes cast. Abstentions and broker non-votes will not be counted as either a vote cast “for” or “against” and will have no effect on the outcome of the vote on election of directors at the annual meeting.

•
Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm. This non-binding proposal will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions will have no effect on the outcome of this proposal. Your broker will have discretion to vote your uninstructed shares on this proposal.

•
Proposal 3—Advisory Vote on the Compensation Paid to our Named Executive Officers (Say-on-Pay). This non-binding proposal will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal 4—Approval of Amended and Restated Long-Term Incentive Plan. This proposal will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Under the rules of the New York Stock Exchange

2018 PROXY STATEMENT 1

INTRODUCTION

(“NYSE”), abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal 5—Approval of Amended and Restated Short-Term Incentive Plan. This proposal will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Separation from Air Products and Chemicals, Inc.
On October 1, 2016, Versum Materials became an independent, publicly traded company as a result of Air Products and Chemicals, Inc.’s (“Air Products”) distribution of its shares of Versum to Air Products stockholders (the “Separation”). For further information, see our amended Registration Statement on Form 10 filed with the Securities and Exchange Commission (“SEC”).

2 2018 PROXY STATEMENT

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
Delaware law and the Company’s amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”), and, with respect to proposal 4, the rules of the NYSE, govern the vote on the proposals to be considered at the annual meeting. The Board’s recommendation is set forth together with a description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:
PROPOSAL ONE
Election of Directors
The first item to be voted on is the election of the seven director nominees listed herein to serve until our annual meeting in 2019 and their successors are duly elected and qualified. The Board has nominated seven people as directors, each of whom is currently serving as a director of Versum Materials. You may find information about these nominees beginning on page 8.
Pursuant to our by-laws, a director nominee must receive a majority of votes cast with respect to that director’s election at the annual meeting in uncontested elections at which a quorum is present. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. If the number of nominees exceeds the number of directors to be elected (i.e., in contested elections), as determined by the Secretary of the Company as of the record date for an annual meeting, our directors are elected by a plurality of votes cast.
Assuming a quorum is present, each share of common stock may be voted for as many nominees as there are directors to be elected. Stockholders may not cumulate their votes. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and will have no effect on the outcome of the vote on election of directors at the annual meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.
PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The second item to be voted on is the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. You may find information about this proposal beginning on page 11.
You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions will have no effect on the outcome of this proposal. As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018.

2018 PROXY STATEMENT 3

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

PROPOSAL THREE
Advisory Vote on the Compensation Paid to Our Named Executive Officers
The third item to be voted on is a non-binding vote on the compensation paid to our named executive officers (“say-on-pay”). You may find information about this proposal beginning on page 12.
You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
PROPOSAL FOUR
Approval of Amended and Restated Long-Term Incentive Plan
The fourth item to be voted on is approval of the Company’s Amended and Restated Long-Term Incentive Plan. You may find information about this proposal beginning on page 14.
You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Under NYSE rules, abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.
PROPOSAL FIVE
Approval of Amended and Restated Short-Term Incentive Plan
The fifth item to be voted on is approval of the amendment and restatement of the Company’s Short-Term Incentive Plan. You may find information about this proposal beginning on page 26.
You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum is present, the proposal will pass if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN.
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
As of the date of this proxy statement, the Board was not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

4 2018 PROXY STATEMENT

PROXIES AND VOTING PROCEDURES

PROXIES AND VOTING PROCEDURES
Your vote is important and you are encouraged to vote your shares promptly.
How Proxies are Voted
You may vote by proxy through the Internet, by telephone or by mail, or by voting in person at the annual meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
To vote by proxy if you are a stockholder of record:

BY INTERNET	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL	When you receive the proxy card, mark your selections on the proxy card.
Date and sign your name exactly as it appears on your proxy card.
Mail the proxy card in the enclosed postage-paid envelope provided to you.
If you are a stockholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m., Eastern Time, on January 29, 2018.
Each proxy will be voted as directed. However, if a proxy solicited by the Board does not specify how it is to be voted, it will be voted as the Board recommends—that is, FOR the election of each nominee for director named in this proxy statement, FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018, FOR the approval of the compensation paid to our named executive officers, FOR the approval of our Amended and Restated Long-Term Incentive Plan and FOR the approval of our Amended and Restated Short-Term Incentive Plan. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion, to the extent permitted by law, to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting.
How to Revoke or Change Your Proxy
Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on January 29, 2018;

•	submitting a properly signed proxy card with a later date that is received no later than January 29, 2018;

•
sending a written statement to that effect to our Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, provided such statement is received no later than January 29, 2018; or

•	attending the annual meeting, revoking your proxy and voting in person.

2018 PROXY STATEMENT 5

PROXIES AND VOTING PROCEDURES

You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting, and the last proxy received chronologically will supersede any prior proxies.
Method and Cost of Proxy Solicitation
This proxy solicitation is being made on behalf of Versum Materials. The expense of preparing, printing and mailing this proxy statement is being paid by us. Proxies may be solicited by officers, directors and employees of Versum Materials in person, by mail, telephone, facsimile or other electronic means. We will not specifically compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.
Admission Procedures
You will need your proof of identification along with either your Notice of Annual Meeting of Stockholders or proof of stock ownership to enter the annual meeting. If your shares are beneficially held in the name of a bank, broker or other holder of record and you wish to be admitted to attend the annual meeting, you must present proof of your ownership of Versum Materials stock, such as a bank or brokerage account statement.

6 2018 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

PROPOSALS YOU MAY VOTE ON
PROPOSAL ONE
Election of Directors
The first agenda item to be voted on is the election of seven directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified.
General Information
The full Board has considered and nominated the following nominees for a one-year term expiring in 2019 or until his or her successor is duly elected and qualified:

Name	Age	Title
Seifi Ghasemi	73	Chairman of the Board
Guillermo Novo	55	Director, President and Chief Executive Officer
Jacques Croisetière	63	Director
Dr. Yi Hyon Paik	62	Director
Thomas J. Riordan	67	Director
Susan C. Schnabel	56	Director
Ambassador Alejandro D. Wolff	61	Director
It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of the nominees designated above, except in cases of proxies bearing contrary instructions. We have inquired of the nominees and confirmed that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

2018 PROXY STATEMENT 7

PROPOSALS YOU MAY VOTE ON

The nominees are current directors of the Company, and a description of the background of each is set forth below.
Nominees for Election at the Annual Meeting

Seifi Ghasemi Age 73 Chairman of the Board Committees: • N/A
Biographical Information: Mr. Ghasemi became Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. in July 2014. Prior to this appointment, Mr. Ghasemi was an independent member of Air Products’ board of directors since September 2013. From 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings Inc., a global leader in inorganic specialty chemicals and advanced materials, which was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, plc, a global industrial company, including positions as Director of the Main Board of GKN, and Chairman and Chief Executive Officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group, plc (an industrial gas company which is now part of Linde AG) in positions including Director of the Main Board of BOC Group, President of BOC Gases Americas, and Chairman and Chief Executive Officer of BOC Process Plants, Ltd. and Cryostar. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds an M.S. degree in mechanical engineering from Stanford University.

Qualifications: Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international specialty chemicals and materials company provides the Board with broad experience in navigating many of the challenges Versum Materials faces, such as portfolio management, strategic planning, talent management, and international operations.

Guillermo Novo Age 55 Director, President and CEO Committees: • N/A
Biographical Information: Mr. Novo has been the President and CEO of Versum Materials since the Separation from Air Products and is a member of our board of directors. Previously, he was Executive Vice President, Materials Technologies of Air Products since October 2014. He joined Air Products in September 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo was employed by Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business, since July 2010. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the United States and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company. Mr. Novo holds a B.S. degree in industrial engineering from the University of Central Florida and an MBA from the University of Michigan.

Qualifications: Mr. Novo has over thirty years of leadership experience in the specialty materials industry and brings to the Board detailed insight into the Company’s worldwide customers, markets, operations and strategies.

8 2018 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

Jacques Croisetière Age 63 Independent Director Committees: • Audit (Chair) • Compensation
Biographical Information: From August 2009 to December 2012, Mr. Croisetière was the Senior Vice President and Chief Financial Officer at Bacardi Limited. Before Bacardi Limited he worked at Rohm and Haas Company as its Executive Vice President, Chief Financial Officer and Chief Strategy Officer from April 2003 to April 2009, and before that was Vice President, European Region Director and Director Ion Exchange Resins and Inorganic Specialty Solutions from July 1999 to March 2003. Mr. Croisetière earned a degree in Industrial Management from C.E.G.E.P. Ahuntsic, a degree in Accounting Science and a Bachelor of Science degree in Finance from University of Montreal, Hautes Etudes Commerciales.

Qualifications: As the former chief financial officer of multinational companies, Mr. Croisetière brings extensive financial expertise and leadership experience to the Board, including experience in the global specialty materials industry.

Dr. Yi Hyon Paik Age 62 Independent Director Committees: • Audit
Biographical Information: From March 2014 to April 2016, Dr. Paik was the President and Chief Strategy Officer of Samsung SDI Company. Prior to Samsung SDI Company, he was the Executive Vice President and Head of Electronic Materials Business at Samsung Cheil Industries from 2010 to 2013. From 2009 to 2010 Dr. Paik worked at the Dow Chemical Company as its Business Group Vice President and Head of Electronic Materials Business. Before the Dow Chemical Company he served at the Rohm and Haas Company as Business Group Vice President and President of Electronic Materials Business and before that as Vice President and President of Microelectronics Business. He serves on the Advisory Board of private company Zeptor Corporation. Dr. Paik earned a Bachelor of Arts and Master in Chemistry from Seoul National University, a Ph.D. in Chemistry at the University of Pittsburgh and a Postdoctoral Fellow at Columbia University.

Qualifications: As the former president of a multinational company, Dr. Paik provides the Board with extensive leadership experience in the electronic materials industry including strategic planning and global business expertise with a deep technical understanding.

Thomas J. Riordan Age 67 Independent Director Committees: • Compensation (Chair) • Corp. Gov. and Nom.
Biographical Information: Mr. Riordan served as Chief Legal and Administrative Officer and Board Secretary of Rockwood Holdings, Inc. from 2000 to 2015 while also serving as its Senior Executive Vice President from 2014 to 2015, its Senior Vice President, Chief Administrative Officer and General Counsel from 2005 to 2013 and before that as Vice President from 2000 to 2005. Before Rockwood Holdings, Inc. he worked at Laporte plc from 1989 to 2000 as the Vice President, US General Counsel while also serving as Administrative Officer from 1995 to 2000. Mr. Riordan earned a Bachelor of Arts and Master in Business Administration from Loyola University and a Juris Doctor from Northern Illinois University.

Qualifications: Mr. Riordan provides the Board with the benefit of over 40 years of senior executive experience with global companies including legal, human resources and specialty materials experience.

2018 PROXY STATEMENT 9

PROPOSALS YOU MAY VOTE ON

Susan C. Schnabel Age 56 Independent Director Committees: • Audit • Corp. Gov. and Nom.
Biographical Information: Ms. Schnabel is the Co-Founder and Managing Partner of aPriori Capital Partners, an independent leveraged buyout fund advisor created in connection with the spin-off of DLJ Merchant Banking Partners from Credit Suisse in 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 1998 to 2014 where she served as a Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel formerly has served on the boards of numerous public companies including Neiman Marcus, STR Holdings, Rockwood Holdings Inc. and Shoppers Drug Mart. She also serves on the Harvard Business School Alumni Advisory Board, the Cornell University Trustee Council, the California Institute of Technology - Investment Committee, the US Olympic & Paralympic Foundation Board of Directors, and the board of directors of the Los Angeles Music Center Foundation. Ms. Schnabel earned a Bachelor of Science in Chemical Engineering from Cornell University and a Masters in Business Administration from Harvard Business School.

Qualifications: Ms. Schnabel provides the Board with her extensive financial and management expertise, experience with global transactions and significant board of directors experience.

Ambassador Alejandro D. Wolff Age 61 Lead Director Committees: • Corp. Gov. and Nom. (Chair) • Compensation
Biographical Information: Ambassador Wolff was the U.S. Ambassador to Chile from September 2010 to July 2013. Prior to that, he served as Ambassador and Deputy Permanent U.S. Representative to the United Nations from 2005 to 2010. Ambassador Wolff retired from the Department of State in August 2013 with the rank of Career Minister following a 33-year Foreign Service career that included overseas tours in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union and France. In Washington he served as Deputy Executive Secretary of the State Department, Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell and in assignments on the Policy Planning Staff, in the Office of Soviet Union Affairs, and the Office of the Under Secretary for Political Affairs. Ambassador Wolff was Managing Director of Gryphon Partners LLC, an international consulting firm, from 2014 to 2016. He has been a Director of Albemarle Corporation since January 12, 2015, and was previously a director of Rockwood Holdings, Inc. Since March 2017, he has served on the board of directors of private company, JetSMART SpA. Ambassador Wolff graduated Magna Cum Laude from the University of California at Los Angeles

Qualifications: Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, strategic planning and distinguished leadership experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

10 2018 PROXY STATEMENT

PROPOSALS YOU MAY VOTE ON

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The second agenda item to be voted on is the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.
The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2018. We are asking our stockholders to ratify the appointment of KPMG as our as our independent registered public accounting firm because we value our stockholders’ views on the Company’s independent registered public accounting firm. See “Audit and Related Fees” on page 40 and “Report of the Audit Committee” on page 34.
Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Versum Materials and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee will reconsider the appointment.
A representative of KPMG is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement if he or she desires to do so.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018.

2018 PROXY STATEMENT 11

PROPOSALS YOU MAY VOTE ON

PROPOSAL THREE
Advisory Vote on the Compensation Paid to Our Named Executive Officers
The third agenda item to be voted on is a non-binding advisory vote on the compensation paid to our named executive officers. Our Board and the Compensation Committee of the Board (the “Compensation Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. As part of that commitment, and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC rules, our stockholders are asked to approve an advisory non-binding resolution on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and the accompanying executive compensation tables and narrative on pages 45 to 71.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our fiscal 2017 executive compensation program and policies for the named executive officers by voting for or against the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as discussed and disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
In particular, we encourage stockholders to consider the following in determining whether to vote for this proposal:

•	The total direct compensation and each compensation component for our NEOs for fiscal 2017 was at or below the median of the Versum Materials Peer Group described on page 49.

•
In terms of size, our revenues approximated the 25th percentile of the Versum Materials Peer Group, our Adjusted EBITDA was approximately at the median and our EBITDA margin was higher than all of the other members of the Versum Materials Peer Group.

•	Our strategic and financial accomplishments include:

◦	improved safety performance;

◦	the completion of the Separation from Air Products;

◦
one-year cumulative total stockholder return was approximately 39%, assuming an investment in our common stock on October 3, 2016 (and the reinvestment of dividends thereafter), as compared to approximately 15% for the Standard & Poor's (S&P) 1500 Specialty Chemicals Index, 18% for the S&P 400 Midcap Index and 44% for the Philadelphia Semiconductor Index;

◦	strong operating cash flows of $262.5 million in fiscal 2017 with an ending cash balance of $271.4 million; and

◦	trend of operating improvements, with the following results for fiscal 2017 compared to fiscal 2016:

2017 Sales	2017 Gross Profit Margin	2017 Adjusted EBITDA	2017 Adjusted EBITDA Margin
$1,127 Million	43 Percent	$371.6 Million	33.0 Percent
é16 Percent	consistent with prior year gross profit margin of 43 percent	é14 Percent	relatively consistent with prior year Adjusted EBITDA margin of 33.7 percent
over prior year sales of $970 million		over the prior year Adjusted EBITDA of $326.9 million

•	We have adopted certain practices that we believe align executive officer compensation with the interests of our stockholders:

◦
our performance-based compensation for our NEOs is based upon objective criteria - Adjusted EBITDA for our short-term incentives and relative and absolute total stockholder return for our long-term incentives;

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◦	we have stock ownership guidelines and retention requirements to more closely align the interests of our NEOs with our stockholders;

◦	our equity awards require a “Double trigger” in order to accelerate vesting in the event of a change in control;

◦	we have adopted an incentive compensation clawback policy and our employment agreements and equity awards to our NEOs contain clawback provisions;

◦	we prohibit Board members and NEOs from pledging, short sales or hedging investments involving Company stock; and

◦	we provide no excessive or unusual perquisites.
Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, may be found on pages 41 and 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.
Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and address them in making future decisions about executive compensation programs. We intend to conduct an advisory say-on-pay vote annually.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL FOUR
Approval of Amended and Restated Long-Term Incentive Plan
The fourth agenda item to be voted on is approval of the Company’s Amended and Restated Long-Term Incentive Plan. The Existing LTIP (the “Existing LTIP”) was originally approved by the Board on September 15, 2016 and ratified by Air Products and Chemicals, Inc., as the Company’s sole stockholder, on September 30, 2016. On October 1, 2016, after the Separation from Air Products, the Existing LTIP was approved by the expanded Board of Versum Materials. The effective date of the Existing LTIP is September 30, 2016. You are being asked to approve the following:

•
Share Pool Increase. On November 21, 2017, upon the recommendation of the Compensation Committee, the Board unanimously approved an amendment to the Existing LTIP (as proposed to be amended, the “Amended LTIP”), subject to approval by our stockholders at this annual meeting. If approved by our stockholders, the Amended LTIP will increase the number of shares authorized for issuance under the plan by 1,500,000 shares so that the new aggregate share limit under the Amended LTIP would be 6,500,000 shares. We are seeking stockholder approval of the Amended LTIP to comply with NYSE listing rules that require stockholder approval of material changes to equity compensation plans.

•
Performance-Based Compensation. We are also asking our stockholders to approve the Amended LTIP in order to further facilitate the ability to make grants under the Amended LTIP that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally denies a tax deduction for certain compensation in excess of $1,000,000 per year paid by a company to its chief executive officer and its other three most highly paid executive officers (other than its chief financial officer). Certain performance-based compensation is excluded from this deduction limit if certain requirements are met. Among these requirements is that, (i) the compensation must be paid solely upon the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals pursuant to which the compensation is to be paid (including the maximum amount of compensation that could be paid to the employee) are disclosed to and approved by stockholders prior to payment and (iv) the committee of “outside directors” must certify that performance goals have been met prior to payment. Section 162(m) of the Code also contains a special rule for stock options and stock appreciation rights, which provides that stock options and stock appreciation rights will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in stock price after the date of grant. Section 162(m) of the Code provides that if a subsidiary that is a member of the affiliated group of a public corporation becomes a separate publicly held corporation, any remuneration paid to covered employees prior to the first regularly scheduled meeting of shareholders of the new publicly held corporation that occurs more than 12 months after the date the corporation becomes a separate publicly held corporation will constitute performance based compensation if (i) paid solely upon the attainment of one or more pre-established objective performance goals, (ii) a committee of “outside directors” established the performance goals and (iii) the compensation committee of the new publicly held corporation certified that performance goals were satisfied.

The Amended LTIP is being submitted for stockholder approval to enable the Compensation Committee to grant awards thereunder that are intended to qualify as performance based compensation under Section 162(m) of the Code. Stockholder approval of the Amended LTIP, including the performance criteria therein, will constitute approval of the material terms of the performance goals under Section 162(m) of the Code.
The following table shows overhang information under the Existing LTIP as of September 30, 2017:

	Shares subject to outstanding awards under Existing LTIP(1)		Shares available for future awards(1)		Existing Overhang(2)
	shares (#)	% of stock outstanding	shares (#)	% of stock outstanding	shares (#)	% of stock outstanding
Options	474,565
Full Value Awards	1,025,711
Aggregate shares subject to outstanding awards at target	1,500,276	1%	3,372,953	3%	4,873,229	4%

(1)
The number of shares to be issued in respect of performance-based restricted stock unit awards and performance-based market stock units has been calculated assuming the achievement of target levels of performance.

(2)	“Existing overhang” shows the aggregate number of shares underlying our existing equity awards and available for issuance under the Existing LTIP.

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Excluding the one-time Founders Grant Restricted Stock Units (“Founders RSUs”) described on page 51, the number of awards we granted under the Existing LTIP as a percentage of our annual weighted average shares outstanding (commonly referred to as the “burn rate”) was 1.6% for fiscal 2017 (based upon target achievement and without regard to expected forfeitures). The burn rate for the Founders RSUs awarded in fiscal 2017 was 0.4%. Based solely on the closing price of our common stock, as reported by the NYSE on the record date ($36.80), the maximum aggregate market value of the additional 1,500,000 new shares of common stock that could be issued under the Amended LTIP is approximately $55,200,000.

We believe that the increase in the reserved shares of common stock for issuance under the Amended LTIP is necessary to ensure that we have adequate capacity and flexibility to support our growth and strategic objectives, and to continue to attract and retain talented employees and non-employee directors. We believe that this number represents a reasonable amount of potential equity dilution and allows us to continue to award equity incentives, which are an important component of our overall compensation program.
If our stockholders approve the Amended LTIP at the annual meeting, the Amended LTIP will be effective as of January 30, 2018, the date of the annual meeting. If our stockholders do not approve the Amended LTIP, the Existing LTIP will remain in effect in its current form.
Reasons Why You Should Vote in Favor of this Proposal
The Board believes that the Amended LTIP is in the best interests of the Company and its stockholders for the following reasons:

•
Performance based. The Amended LTIP enables us to continue to provide performance-based compensation awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and can be deducted by the Company for federal income tax purposes. If stockholders do not approve the Amended LTIP, the Company may not be entitled to a tax deduction for some or all of the compensation paid to its covered employees under Section 162(m) of the Code.

•
Attracts and retains talent. Talented executives and employees are essential to executing our business strategies. The purpose of the Amended LTIP is to promote the success of the Company by giving the Company a competitive edge in attracting, retaining and motivating key personnel and providing participants with a plan that provides incentives enabling such individuals to participate in the long-term growth and financial performance of the Company.

•
Aligns director, employee and stockholder interests. We currently provide long-term incentives primarily by (i) compensating participants with equity awards, including incentive compensation awards measured by reference to the value of the Company’s equity, (ii) rewarding such participants for the achievement of performance targets with respect to a specified performance period and (iii) motivating such participants by giving them opportunities to receive awards directly related to such performance. If the Amended LTIP is approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our stockholders.

•	Non-employee Director Award Limits. The Amended LTIP contains a limit on the value of cash and equity-based awards that may be granted to individual non-employee directors in a year.
If this proposal is not approved by our stockholders and, as a consequence, we are unable to continue to make equity grants at competitive levels, the Board believes that our ability to hire and retain highly qualified personnel and our ability to manage future growth will be negatively affected.
Summary of Sound Governance Features of the Amended LTIP
The Board and the Compensation Committee believe the Amended LTIP contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•	No “evergreen” provision. The number of shares of our common stock available for issuance under the Amended LTIP is fixed and does not adjust based upon the number of shares outstanding.

•
No liberal change in control definition. The change in control definition in the Amended LTIP is not a “liberal” definition and, for example, would not be achieved merely upon stockholder approval of a transaction.

•	No dividends payable on unvested awards. The Amended LTIP does not permit us to pay and deliver dividends or dividend equivalents for unvested equity awards.

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•	No repricing without stockholder approval. The Amended LTIP prohibits the repricing of outstanding stock options or stock appreciation rights (“SARs”) without stockholder approval.

•	Claw-back provision. The Amended LTIP contains a provision that subjects awards to clawback or forfeiture to the extent required by applicable law or Company policy.

•
No discounted stock options or SARs. The Amended LTIP includes a provision requiring generally that all stock options and SARs are to be granted at a price not less than fair market value on the date of grant.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.
Description of the Amended and Restated Long-Term Incentive Plan
The following description of the Amended LTIP is not complete and is qualified by reference to the full text of the Amended LTIP, which is attached hereto as Appendix A.
Purpose of the Amended LTIP
The purpose of the Amended LTIP is to promote the interests of Versum Materials and its stockholders by attracting and retaining highly-qualified officers, directors, and other key employees and independent contractors of Versum Materials and its subsidiaries, motivating such individuals and aligning their interests with those of Versum Materials and its stockholders by means of performance-related incentives to reward achievement of long-term performance goals and time-based incentives to reward continued service and enabling such individuals to participate in the long-term growth and financial performance of Versum Materials.
The Amended LTIP is intended to provide performance-based incentive compensation within the meaning of Section 162(m) of the Code. Participation in the Amended LTIP is not exclusive, and the Amended LTIP does not limit the ability of the Board to adopt any additional long-term incentive plan or to pay any other compensation, including any additional bonus or performance-based stock-based awards, to certain executive officers and key employees. It is possible that any such additional bonus would not be considered performance-based compensation or would not be deductible.
Administration/Eligible Participants
The Amended LTIP is administered by the Compensation Committee (or any other subcommittee appointed by the Board or by the full Board), which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules, and “outside directors” within the meaning of Section 162(m) of the Code. Additionally, the Compensation Committee may delegate the authority to grant awards under the Amended LTIP to any employee or group of employees of the Company or an affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the board of directors from time to time.
Eligible participants include employees, directors or independent contractors who are selected by the Compensation Committee, in its sole discretion, to participate in the Amended LTIP. As of December 7, 2017, approximately 200 current employees and our six non-employee directors were participating in the Existing LTIP.

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Number of Shares Authorized Under the Amended LTIP and Calendar Year Limitations
The Amended LTIP authorizes the grant of awards to participants with respect to a maximum of 6,500,000 shares of our common stock, subject to adjustment to avoid dilution or enlargement of intended benefits if certain significant corporate events, which awards may be made in the form of:

•	non-qualified stock options;

•	stock options intended to qualify as incentive stock options under Section 422 of the Code (together with the non-qualified stock options, “options”);

•	stock appreciation rights;

•	other stock-based awards, including restricted stock and/or restricted stock units and performance-based awards; and

•	cash.
The Versum Materials equity based awards into which the outstanding Air Products equity based awards were converted upon the Separation from Air Products were issued pursuant to the Existing LTIP and reduced the shares authorized for issuance under the Amended LTIP.
The maximum number of shares with respect to which options and stock appreciation rights, collectively, may be granted to any individual participant in the Amended LTIP, other than any non-employee director in any calendar year may not exceed 750,000. The maximum number of shares with respect to which “other stock-based awards” and “performance-based awards,” collectively, may be granted to any individual participant in the Amended LTIP, other than a non-employee director, in any calendar year may not exceed 375,000. The maximum cash award that may be granted to any individual participant in the Amended LTIP, other than any non-employee director in any calendar year, may not exceed $5,000,000. The maximum number of shares with respect to which awards may be granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, may not exceed $600,000 in total value, provided that the Compensation Committee may make certain exceptions to this limit as the Compensation Committee may determine in its discretion.
The issuance of shares or shares delivered in exchange for the payment of cash or other property upon the exercise of an award will reduce the total number of shares available under the Amended LTIP. Shares subject to awards which terminate or lapse without the payment of any consideration, shares withheld in payment of taxes or exercise prices, or shares subject to awards that are replaced, exchanged or otherwise forfeited may be granted again under the Amended LTIP. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by Versum Materials will not reduce the shares available under the Amended LTIP, and available shares under a stockholder approved plan of an acquired company may be used for awards under the Amended LTIP and will not reduce the Amended LTIP’s share reserve.
Limitations
No award may be granted under the Amended LTIP after September 30, 2026, which is the tenth anniversary of the effective date of the Existing LTIP, but awards granted prior to the tenth anniversary of the effective date may extend beyond that date.
Limits on Dividends and Dividend Equivalents
Unless the Compensation Committee determines otherwise, no dividends or dividend equivalents will be payable with respect to any award unless (and solely to the extent that) the underlying award has become vested and payable. In addition, dividends or dividend equivalents with respect to any performance-based award will either not be paid, or will be accumulated subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend or dividend equivalent is accumulated and paid at the time such restrictions and risk of forfeiture lapse. No dividend equivalents may be paid with respect to stock options or stock appreciation rights.
Terms and Conditions of Options
Options granted under the Amended LTIP will be, as determined by the Compensation Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and will be subject to such terms and conditions as the Compensation Committee will determine.

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Option Exercise Price
The option exercise price per share will be determined by the Compensation Committee, but generally will not be less than 100% of the fair market value of a share on the date an option is granted. Furthermore, no incentive stock option may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of Versum Materials or of any of its subsidiaries, unless:

•	the option exercise price per share for such incentive stock option is at least 110% of the fair market value on the date the incentive stock option is granted; and

•	the date on which such incentive stock option terminates is a date not later than the day preceding the fifth anniversary of the date on which the incentive stock option is granted.
Exercisability
Options granted under the Amended LTIP will be exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any incentive stock options or as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such option, then such option will nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.
Exercise of Options
Except as otherwise provided in the Amended LTIP or in an award agreement, an option may be exercised for all or any part of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Versum Materials and, if applicable, the date payment is received by Versum Materials pursuant to clauses (i), (ii), (iii) (iv) or (v) in the following sentence. The purchase price for the shares as to which an option is exercised will be paid to Versum Materials as designated by the Compensation Committee, pursuant to one or more of the following methods:
(i) in cash or its equivalent (e.g., by personal check);
(ii) in shares having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee; provided that such shares have been held by the participant for such period as established from time to time by the Compensation Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles;
(iii) partly in cash and partly in such shares;
(iv) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to Versum Materials an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased; or
(v) through net settlement in shares.
No participant will have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the Amended LTIP.
Incentive Stock Options
Incentive stock options will comply with the requirements of Section 422 of the Code (or any successor section thereto). To the extent required for “incentive stock option” status under section 422 of the Code, the aggregate fair market value (determined as of the time of grant) of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year under the Amended LTIP or any other plan of the Company will not exceed $100,000 (or such other limit imposed by Section 422(d) of the Code). For purposes of applying this limitation, incentive stock options will be taken into account in the order granted.

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Any participant who disposes of shares acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant of such incentive stock option or (ii) within one year after the transfer of such shares to the participant, will notify the Company of such disposition and of the amount realized upon such disposition.
All options granted under the Amended LTIP are intended to be non-qualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. If an option is intended to be an incentive stock option, and if for any reason such option (or portion thereof) will not qualify as an incentive stock option, then, to the extent of such non-qualification, such option (or portion thereof) will be regarded as a non-qualified stock option granted under the Amended LTIP. In no event will any member of the Compensation Committee, Versum Materials or any of its affiliates (or their respective participants, officers or directors) have any liability to any participant (or any other person) due to the failure of an option to qualify for any reason as an incentive stock option.
Terms and Conditions of Stock Appreciation Rights
Grants
The Compensation Committee may grant (i) a stock appreciation right independent of an option or (ii) a stock appreciation right in connection with an option, or a portion thereof. A stock appreciation right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (B) will cover the same number of shares covered by the related option (or such lesser number of shares as the Compensation Committee may determine) and (C) will be subject to the same terms and conditions as such option except for such additional limitations as are contemplated below (or such additional limitations as may be included in an award agreement).
Terms
The exercise price per share of a stock appreciation right will be an amount determined by the Compensation Committee, but in no event will such amount be less than 100% of the fair market value of a share on the date the stock appreciation right is granted; provided, however, that in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may generally not be less than the option exercise price of the related option.
Each stock appreciation right granted independent of an option will entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, multiplied by (ii) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Versum Materials the unexercised option, or any portion thereof, and to receive from Versum Materials in exchange therefore an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the option exercise price per share, multiplied by (ii) the number of shares covered by the option, or portion thereof, which is surrendered. Payment will be made in shares or in cash, or partly in shares and partly in cash (any such shares valued at such fair market value), all as will be determined by the Compensation Committee.
Stock appreciation rights may be exercised from time to time upon actual receipt by Versum Materials of written notice of exercise stating the number of shares with respect to which the stock appreciation right is being exercised. The date a notice of exercise is received by Versum Materials will be the exercise date. No fractional shares will be issued upon exercise, but instead cash will be paid for a fraction or, if the Compensation Committee should so determine, the number of shares will be rounded downward to the next whole share.
Limitations
The Compensation Committee may impose, in its discretion, such conditions upon the exercisability of stock appreciation rights as it may deem fit, but in no event will a stock appreciation right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A of the Code and the guidance issued thereunder) to the extent a stock appreciation right would expire at a time when the holder of such stock appreciation right is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of shares that he or she would otherwise acquire upon exercise of such stock appreciation right, then such stock appreciation right will nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

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Terms and Conditions of Other Stock-Based Awards
The Compensation Committee, in its sole discretion, may grant or sell awards of shares, awards of restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such other stock-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the Amended LTIP. Subject to the provisions of the Amended LTIP, the Compensation Committee will determine to whom and when other stock-based awards will be made; the number of shares to be awarded under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued will be fully paid and non-assessable).
Performance-Based Awards
Notwithstanding anything to the contrary herein, certain other stock-based awards and certain cash awards may be granted in a manner which is intended to be deductible by Versum Materials under Section 162(m) of the Code (or any successor section thereto) (“performance-based awards”). A participant’s performance-based award will be determined based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.
The performance goals, which must be objective, will be based upon one or more of the following criteria:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

•	net income;

•	operating income;

•	earnings per share;

•	book value per share;

•	return on stockholders’ equity;

•	expense management;

•	return on investment;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product;

•	maintenance or improvement of profit margins;

•	stock price;

•	market share;

•	revenues or sales;

•	costs;

•	cash flow;

•	working capital;

•	strategic initiatives;

•	assets under management;

•	return on assets; and

•	total return.
The Compensation Committee will determine whether, with respect to a performance period, the applicable performance goals have been met, and if they have, will so certify and ascertain the amount of the applicable performance-based award. No performance-based award will be paid until such certification is made by the Compensation Committee and the amount of the performance-based award actually paid to a participant may be less (but not more) than the amount determined by the applicable performance goal criteria at the discretion of the Compensation Committee. The amount of the performance-based award determined by the Compensation Committee for a performance period will be paid to the participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a performance-based award.

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Cash Awards
The Compensation Committee may grant awards that are denominated and payable solely in cash, and such cash awards shall be subject to the terms, conditions, restrictions and limitations determined by the Compensation Committee in its sole discretion.
Non-transferability of Awards
Unless otherwise determined by the Compensation Committee, an award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. The Compensation Committee (on such terms, conditions and limitations as it determines) may permit an award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.
Change in Control
With respect to grants awarded under the Amended LTIP, in the event of a change in control after the effective date of the plan, unless otherwise determined by the Compensation Committee in the applicable award agreement (and to the extent permissible under Section 409A of the Code):

•
provided that participant’s employment with the Company is terminated within two years of a change in control by the Company without cause or by the participant for good reason, any outstanding awards then held by the participant (i) will become immediately vested and/or exercisable on the date of termination, (ii) any performance periods in effect will end on that date and achievement of the applicable performance goals will be determined as of the date of the change in control (or, if actual performance is not determinable at such time, all applicable performance goals will be deemed achieved at target levels) and (iii) all awards that have been previously deferred will be settled in full (subject to compliance with Section 409A of the Code); and

•	the Compensation Committee may, but will not be obligated to:
(1) cancel such awards for their intrinsic value (as determined in the sole discretion of the Compensation Committee) which, in the case of options and stock appreciation rights, will equal the excess, if any, of the dollar value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights (and any such options or stock appreciation rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration will be cancelled for no consideration);
(2) provide that any options or stock appreciation rights having an exercise price per share that is greater than the per-share dollar value of the consideration to be paid in the change in control transaction to a holder of a share will be cancelled without payment of any consideration thereof;
(3) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Compensation Committee in its sole discretion; or
(4) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.
For the avoidance of doubt, not all awards will be required to be treated in a uniform manner.
Adjustments
In the event of any change in the outstanding shares after the effective date of the Amended LTIP by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities issued or reserved for issuance pursuant to the Amended LTIP or pursuant to outstanding awards;

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•	the maximum number of shares for which options, stock appreciation rights, other stock-based awards and performance based awards may be granted during a calendar year to any participant;

•	the maximum dollar amount of a performance-based award that may be granted during a calendar year to any participant;

•	the option exercise price or exercise price of any stock appreciation right; and/or

•	any other affected terms of such awards.
Amendments to Amended LTIP
The Board may amend, alter or discontinue the Amended LTIP, but no amendment, alteration or discontinuation will be made:

•
without the approval of the stockholders of the Company, if such action would (subject to the adjustment provision) increase the total number of shares reserved for the purposes of the Amended LTIP or change the maximum number of shares for which awards may be granted to any participant or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements; or

•	without the approval of a participant, if such action would materially diminish any rights of such participant under any award granted to such participant under the Amended LTIP.
Additionally, without stockholder approval other than certain specified adjustments:

•	no waiver, amendment or modification of an award may reduce the option price of any option or the exercise price of any stock appreciation right;

•
the Compensation Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower option price or exercise price, as the case may be) or other award or cancel for cash any underwater options or stock appreciation rights; or

•
the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

New Plan Benefits
Except with respect to quarterly grants to our non-employee directors which have been pre-approved by the Compensation Committee, future grants under the Amended LTIP will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the Amended LTIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the Amended LTIP.
As described below under “Director Compensation,” pursuant to our director compensation program, non-employee directors receive quarterly grants of our common stock with a quarterly grant date fair value of $25,000. The grant date fair value per share is equal to the closing sales price of our common stock as reported on the NYSE on the date of grant. By way of background, please see “Compensation Discussion and Analysis” and the related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2017. During the fiscal year ending September 30, 2018, we estimate that our non-employee directors will receive an aggregate of $600,000 under the Amended LTIP in the form of grants of our common stock.
Section 409A of the Code
If it is reasonably determined by the Compensation Committee that, as a result of Section 409A of the Code, payments in respect of any award under the Amended LTIP may not be made at the time contemplated by the terms of the Amended LTIP or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code.

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Federal Income Tax Consequences Relating to Awards Under the Amended LTIP
The following summary of the federal income tax consequences of awards under the Amended LTIP (and exercise, where applicable, of awards under the Amended LTIP) is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the Amended LTIP or to describe tax consequences based on particular circumstances and does not address the consequences of all possible forms of awards that may be granted under the LTIP. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy statement, which is subject to change at any time.
Certain United States Federal Income Tax Consequences of Options and Stock Appreciation Rights
Certain of the United States federal income tax consequences to holders of non-qualified and incentive stock options and stock appreciation rights granted under the Amended LTIP are set forth in the following summary:
A participant to whom an incentive stock option that qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the participant’s company upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules may apply for the participant.
When the participant sells shares of the Company’s common stock acquired through the exercise of an incentive stock option more than one year after the date the participant receives such shares upon the exercise of such incentive stock option and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the incentive stock option exercise price of the incentive stock option. If the participant does not hold such shares for this period, when the participant sells such shares, the participant will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Versum Materials will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.
An individual to whom an option that is not an incentive stock option (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such individual exercises such non-qualified option, the individual will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the individual receives over the option exercise price. The tax basis of such shares to such individual will be equal to the option exercise price paid plus the amount includable in the individual’s gross income, and the individual’s holding period for such shares will commence on the day after which the individual recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Versum Materials will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the individual. Any such compensation includable in the gross income of a participant in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.
The federal income tax consequences of stock appreciation rights are similar to the tax consequences of the non-qualified options described above.
Certain United States Federal Income Tax Consequences of Restricted Stock, Other Stock-Based Awards and Cash Awards
Generally, Versum Materials receives a deduction and a participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the shares, by so electing not later than 30 days after the date of grant by Versum Materials to the participant of a restricted stock award as permitted under Section 83(b) of the Code (such an election, a “Section 83(b) election”). If the participant makes such an election, the participant is taxed at ordinary income tax rates based on the fair market value on the grant date, and Versum Materials is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted shares following the lapse of any restrictions, any difference between the participant’s tax basis in the shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant’s disposition of shares is treated as short-term or long-term capital gain or loss. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held our shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the Section 83(b)

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election or the lapsing of the restrictions on the relevant shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.
Cash and/or the fair market value of stock received by participants in connection with any part of a stock-based award (i.e., a restricted stock unit) or a cash award will generally be taxable as ordinary income to those participants in the year in which cash and/or stock, as applicable, is actually received for such award, and Versum Materials will be entitled to a corresponding tax deduction.
Equity Compensation Plan Information
The following table provides information as of September 30, 2017 with respect to the Versum Materials, Inc. Long-Term Incentive Plan under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under the equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by stockholders	1,896,205(1)(3)	$18.55(2)	2,977,025(3)
Equity compensation plan not approved by stockholders	—	—	—
Total	1,896,205	18.55	2,977,205

(1)
Consists of the following awards: (i) stock options covering an aggregate of 474,565 shares of our common stock issued as converted awards in connection with the Separation from Air Products, (ii) time-based vesting restricted stock unit awards covering an aggregate of 203,503 shares of our common stock issued as converted awards in connection with the Separation, (iii) Founders time-based vesting restricted stock unit awards covering an aggregate of 407,277 shares of our common stock and dividend equivalents of 1,241 shares accrued thereon, (iv) performance shares covering an aggregate of 276,811 shares of our common stock issued as converted awards in connection with the Separation, (v) performance-based restricted stock units covering an aggregate of 355,259 shares of our common stock and dividend equivalents of 1,064 shares accrued thereon and (vi) performance-based market stock units covering an aggregate of 175,952 shares of our common stock and dividend equivalents of 533 shares accrued thereon. The number of shares to be issued in respect of performance-based restricted stock unit awards and performance-based market stock units has been calculated based on the assumption that the maximum levels of performance applicable to these awards will be achieved.

(2)
The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security. The restricted stock units and performance shares cannot be exercised for consideration.

(3)
The aggregate number of shares to be issued in respect of performance-based restricted stock unit awards and performance-based market stock units, calculated based on the achievement of target levels of performance, would instead be 1,500,276. At target, net of forfeitures, consists of (i) performance shares covering an aggregate of 125,205 shares of our common stock issued as converted awards in connection with the Separation, (ii) performance-based restricted stock units covering an aggregate of 172,553 shares of our common stock and dividend equivalents of 532 shares accrued thereon and (iii) performance-based market stock units covering an aggregate of 115,045 shares of our common stock and dividend equivalents of 355 shares accrued thereon. At target levels of performance, the aggregate number of securities remaining available for future issuance under the equity compensation plan would be 3,372,953.

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Awards under the Existing Long-Term Incentive Plan
The following table sets forth the equity awards under the Existing LTIP that have been received by or allocated as of December 7, 2017 to the following persons or groups: (a) our CEO (ii) each of our other NEOs, (iii) our current executive officers as a group, (iv) our current non-executive officer directors as a group, (v) each nominee for election as a director and (vi) all employees, other than current executive officers, as a group. On December 7, 2017, the record date for the annual meeting, the closing sale price of the common stock as reported on the NYSE was $36.80 per share.

Stock-Based Awards Previously Granted Under the Existing LTIP
as of December 7, 2017

Name and Position	Number of Shares Underlying Performance-Based Restricted Stock Units(1)	Number of Shares Underlying Performance-Based Market Stock Units(1)	Number of Shares Underlying Time-Vesting Restricted Stock Units	Number of Shares Underlying Stock Options	Number of Shares of Common Stock	Total of All Columns in Table # of Shares Covered
Each Named Executive Officer:
Guillermo Novo President and Chief Executive Officer	132,921	53,044	146,818	147,272	—	480,055

George G. Bitto Executive Vice President and Chief Financial Officer	23,073	45,057	79,443	45,343	—	192,916

Michael W. Valente Senior Vice President, Law and Human Resources, General Counsel and Secretary	25,140	12,709	51,472	3,225	—	92,546

Edward C. Shober Senior Vice President, Materials	17,960	9,148	17,609	8,887	—	53,604

Patrick Loughlin Senior Vice President Operations and Supply Chain	22,234	7,469	22,536	92,919	—	145,158

All Current Executive Officers as a Group	250,417	142,368	350,482	316,925	—	1,060,192

All Current Directors Who Are Not Executive Officers as a Group	—	—	—	—	17,766	17,766

Each Nominee for Election as a Director:
Seifi Ghasemi, Chairman	—	—	—		2,961	2,961

Jacques Croisetière	—	—	—		2,961	2,961

Dr. Yi Hyon Paik	—	—	—		2,961	2,961

Thomas J. Riordan	—	—	—		2,961	2,961

Susan C. Schnabel	—	—	—		2,961	2,961

Ambassador Alejandro D. Wolff, Lead Director	—	—	—		2,961	2,961

All Employees, including all Current Officers who are not Executive Officers as a Group	164,446	99,870	375,767	212,754	—	852,837

(1)
The number of shares to be issued in respect of performance-based restricted stock unit awards and performance-based market stock units has been calculated assuming the achievement of target levels of performance.

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PROPOSAL FIVE
Approval of Amended and Restated Short-Term Incentive Plan
The fifth agenda item to be voted on is the approval of the Versum Materials, Inc. Amended and Restated Short-Term Incentive Plan (the “Existing STIP”). On November 21, 2017, upon the recommendation of the Compensation Committee, the Board unanimously approved the amendment and restatement of the Existing STIP (as proposed to be amended and restated, the “Amended STIP”), subject to approval by our stockholders at this annual meeting. If approved by stockholders, the Amended STIP will reflect certain changes as described below in order to conform the Amended STIP provisions to the comparable provisions of the Amended LTIP described in Proposal Four including (i) changes to the performance criteria on which performance goals may be based and the adjustments to such performance criteria for such awards, (ii) an increase in the maximum permitted individual bonus in respect of any one fiscal year from $4,000,000 to $5,000,000 and (iii) certain other clarifying changes.
In this proposal, we are also asking our stockholders to re-approve the material terms of the performance goals under the Amended STIP in order to permit annual incentive performance bonus awards under the Amended STIP to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code generally denies a tax deduction for certain compensation in excess of $1,000,000 per year paid by a company to its chief executive officer and its other three most highly paid executive officers (excluding the chief financial officer). Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that, (i) the compensation must be paid solely upon the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals pursuant to which the compensation is to be paid (including the maximum amount of compensation that could be paid to the employee) are disclosed to and approved by stockholders prior to payment and (iv) the committee of “outside directors” must certify that performance goals have been met prior to payment.
Section 162(m) of the Code provides that if a subsidiary that is a member of the affiliated group of a public corporation becomes a separate publicly held corporation (whether by spinoff or otherwise), any remuneration paid to covered employees prior to the first regularly scheduled meeting of shareholders of the new publicly held corporation that occurs more than 12 months after the date the corporation becomes a separate publicly held corporation will constitute performance based compensation if (i) the remuneration was paid solely upon the attainment of one or more pre-established objective performance goals, (ii) a committee of “outside directors” established the performance goals and (iii) the compensation committee of the new publicly held corporation certified that performance goals were satisfied. Remuneration paid following the first regularly scheduled meeting of shareholders that occurs more than 12 months after the date the corporation becomes a separately held public corporation must meet all of the requirements for the performance based compensation exception, including the shareholder approval requirement.
The Existing STIP was originally approved by the Board on September 15, 2016 and ratified by Air Products and Chemicals, Inc., as the Company’s sole stockholder on September 30, 2016. On October 1, 2016, after the Separation from Air Products, the Existing STIP was approved by the expanded Board of Versum Materials. The effective date of the Existing STIP is September 30, 2016. Stockholder approval of the Amended STIP, including the performance criteria therein, will constitute approval of the material terms of the performance goals under Section 162(m) of the Code.
The Amended STIP is being submitted for stockholder approval to enable the Compensation Committee to grant awards thereunder that are intended to qualify as performance-based compensation under Section 162(m) of the Code. If our stockholders approve the Amended STIP at the annual meeting, the Amended STIP will be effective as of January 30, 2018, the date of the annual meeting. If our stockholders do not approve the Amended STIP, the Existing STIP will remain in effect in its current form.
The Board believes that it is in the best interests of the Company and its stockholders for the Company to maintain a short term cash incentive plan under which compensation awards made to covered employees can be deducted by the Company for federal income tax purposes. If stockholders do not approve the Amended STIP, the Company may not be entitled to a tax deduction for some or all of the compensation paid to its covered employees under Section 162(m) of the Code.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN.
Description of the Amended and Restated Short-Term Incentive Plan
The following description of the Amended STIP is not complete and is qualified by reference to the full text of the Amended STIP, which is attached hereto as Appendix B.

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Background and Purpose of the Amended STIP
The Amended STIP permits Versum Materials to provide performance-based bonuses to certain executive officers and key employees of the Company that are intended to be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Code.
In general, Section 162(m) of the Code disallows a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million for a taxable year paid to any individual who, on the last day of the taxable year, is the chief executive officer or is among its three other most highly compensated officers (excluding the principal financial officer). Certain compensation is not subject to this deduction limit, including compensation that is paid solely on account of the attainment of one or more pre-established, objective performance goals (performance-based compensation). For compensation to qualify for the performance-based compensation exception, in addition to other requirements, the material terms under which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders of the corporation prior to the payment of any award under the plan.
The Amended STIP is intended to provide performance-based incentive compensation within the meaning of Section 162(m) of the Code. Participation in the Amended STIP is not exclusive, and the Amended STIP does not limit the ability of the board of directors to adopt any additional short-term incentive plan or to pay any other compensation, including any additional bonus or performance-based stock-based award, to certain executive officers and key employees. It is possible that any such additional bonus would not be considered performance-based compensation or would not be deductible.
Administration/Eligible Participants
The Amended STIP is administered and interpreted by the Compensation Committee or such other committee or subcommittee thereof as the Board may designate, that is comprised solely of “outside directors” within the meaning of Section 162(m) of the Code; provided, however, that the Board may, in its sole discretion, take any action designated to the Compensation Committee as it may deem necessary. The Amended STIP is intended to be administered and interpreted in a manner which will cause awards granted thereunder to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent so intended. Any determination made by the Compensation Committee under the Amended STIP shall be final and conclusive and binding upon all parties, including Versum Materials, its stockholders and the participants of the Amended STIP. The Compensation Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of Versum Materials, a subsidiary or affiliate or any other service recipient) as it may deem desirable for the administration of the Amended STIP and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Amended STIP, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by Versum Materials. No member or former member of the Board or the Compensation Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Amended STIP other than as a result of such individual’s willful misconduct.
The Compensation Committee may delegate its authority under the Amended STIP; provided that, to the extent Section 162(m) of the Code is applicable to Versum Materials and the Amended STIP, the Compensation Committee shall not delegate its authority with respect to any “covered employee” (within the meaning of Section 162(m) of the Code) of Versum Materials or any other individual who the board of directors or the Compensation Committee reasonably believes may become a covered employee if it would cause any award due to be payable under the Amended STIP intended to be qualified as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance goals, any such delegation must be to a committee comprising solely of two or more “outside directors” (within the meaning of Section 162(m) of the Code).
As of December 7, 2017, the record date of our annual meeting, approximately 1980 current employees were participating in the Existing STIP.
Establishing Bonus Opportunities
Under the Amended STIP, the Compensation Committee will establish written objective performance goals that must be satisfied in order for a participant to receive a bonus for the given performance period. The performance goals based on one or more of the objective performance factors listed below, will be established by the Compensation Committee while the outcome of the performance period is still substantially uncertain and not later than 90 days after the commencement of the period to which the performance goals relate (or if less, the number of days which is equal to 25 percent of the relevant performance period).

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Objective Performance Goals
Under the Amended STIP, the objective performance goals, which may differ for each participant, must be based on absolute, relative or comparative achievement of one or more of the following as determined by the Compensation Committee: earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income; operating income; earnings per share; book value per share; return on stockholder’s equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; stock price; market share; revenues or sales; costs; cash flow; working capital; return on assets; assets under management; total return; and strategic initiatives. The foregoing criteria may relate to the Company, one or more of its subsidiaries or affiliates or one or more of its or their divisions or units or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Compensation Committee shall determine. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Compensation Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or a business or related to a change in generally accepted accounting principles, or as the Compensation Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable, and to otherwise satisfy the objectives of the Amended STIP. The Compensation Committee shall establish written performance goals for the applicable performance period (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the applicable performance period, or if less, the number of days which is equal to 25 percent of the relevant performance period. The maximum amount of an award to any participant with respect to a fiscal year of the Company shall be $5,000,000.
Committee Certification
At the end of the applicable performance period, the Compensation Committee must certify the attainment of the applicable performance goals prior to payment of any bonus under the Amended STIP, and may reduce (but not increase) the amount of any bonus. No bonus amounts will be paid until such certification is made by the Compensation Committee.
Payment
Payment of any bonus amount under the Amended STIP will be made at such time as determined by the Compensation Committee in its sole discretion after the Compensation Committee certifies in writing that one or more of the applicable performance objectives have been attained, unless the participant has submitted a valid election to defer receipt of the bonus in accordance with the terms and conditions of any deferred compensation plan approved by the Compensation Committee, to the extent consistent with the provisions of Section 409A of the Code. In the absence of terms regarding the timing of payment, such payment will occur no later than the 15th day of the third month of the calendar year following the calendar year in which the participant’s right to payment ceased being subject to a substantial risk of forfeiture. Unless otherwise determined by the Compensation Committee, only participants actively at work at the time of the bonus payment (and who have not given or received notice of termination) will be eligible to receive a bonus.
Form of Payment
All bonuses payable under the Amended STIP may be made in cash, shares or share units under the Amended LTIP, or any combination of the foregoing, as determined by the Compensation Committee.
Termination of Employment
If a participant dies or becomes disabled prior to the last day of the applicable performance period for which the bonus is payable, such participant may receive an annual bonus equal to the bonus otherwise payable, pro-rated for the number of days in the performance period prior to the date of the participant’s death or disability, to such participant based upon actual Company performance for the applicable performance period, as determined by the Compensation Committee. Other than as provided above and unless otherwise determined by the Compensation Committee, no bonuses will be payable under the Amended STIP to any participant whose employment with the Company terminates prior to the last day of the applicable performance period.

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Change in Control
The Compensation Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a “change in control” (as such term may be defined and amended from time to time by the Compensation Committee or the board of directors), subject to the requirements of Section 409A of the Code.
Amendment and Termination
The board of directors or the Compensation Committee may amend, suspend, discontinue or terminate the Amended STIP, except that (i) any amendments must comply with the applicable requirements for exemption, to the extent necessary, under Section 162(m) of the Code, and (ii) no amendment, suspension, discontinuance or termination can materially adversely affect the rights of any participant in respect of any calendar year which has already commenced as of the date such action is taken.
New Plan Benefits
Because future awards under the Amended STIP will be granted at the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Versum Materials will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

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CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Highlights

Director Independence	• Lead Director • 5 of 7 director nominees are independent • All Board Committees are fully independent
Board Accountability	• Declassified Board with all directors elected annually • Simple majority voting standard for uncontested director elections
Board Leadership	• Annual assessment and determination of Board leadership structure • Lead Director has strong role and governance duties, including as chair of executive sessions of independent directors
Board Evaluation and Effectiveness	• Annual Board and Committee self-assessments
Director Engagement	• Directors attended 100% of Board and Committee meetings in fiscal 2017 • Governance Guidelines limit director membership on other public company boards
Clawback and Anti-Hedging Policies
•  Permits the Company to recoup or “claw back” certain compensation if conduct leads to a restatement of financial results or for material breach of employment arrangements or violations of our code of conduct
•  A clawback right is generally included in employment agreements, equity award agreements and incentive plans
•  Directors and executive officers may not engage in pledging, short sales or hedging investments involving Company stock

Share Ownership
•  Non-employee directors must hold shares equivalent to at least 5x their annual cash retainer
•  CEO required to hold shares equivalent to 6x salary
•  All senior vice presidents required to hold shares equivalent to 3x salary
•  Until share ownership requirements are met, each executive officer is subject to holding requirements from each equity award on exercise, vesting or payment

Director Access	• Significant interaction with business leaders • Directors have free access to management and all other Company employees • Directors have ability to hire outside experts and consultants

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CORPORATE GOVERNANCE AND RELATED MATTERS

Director Skills and Attributes

			Independent Directors					of 7
	Ghasemi	Novo	Croisetiére	Paik	Riordan	Schnabel	Wolff	Directors
Director Experience and Qualifications
Leadership	●	●	●	●	●	●	●	7
Financial			●			●		2
Legal					●			1
Specialty Materials	●	●	●	●	●	●		6
Human Resources					●			1
Strategic Planning	●	●	●	●	●	●	●	7
Marketing		●						1
Global/International	●	●	●	●	●	●	●	7
Committees
Audit			CHAIR	●		●		3
Compensation			●		CHAIR		●	3
Corp. Gov. and Nom.					●	●	CHAIR	3
Age Diversity
50’s		●				●		2
60’s			●	●	●		●	4
70’s	●							1
Gender
Male	●	●	●	●	●		●	6
Female						●		1
Director Independence
As of the date of this proxy statement, the Board has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Currently, in accordance with NYSE rules and the Company’s Corporate Governance Guidelines, each of these committees are comprised entirely of independent directors.
The Company’s Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules. When making “independence” determinations, the Board broadly considers all relevant facts and circumstances as well as any other facts and considerations specified by the NYSE, including those related to board and committee service, our by-laws or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Jacques Croisetière, Dr. Yi Hyon Paik, Thomas J. Riordan, Susan C. Schnabel and Ambassador Alejandro D. Wolff are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Exchange Act.
Seifi Ghasemi, who serves as Chairman, President and Chief Executive Officer of Air Products, also serves as a director of Versum Materials and as our non-executive Chairman. This service to both companies may create, or may create the appearance of, a conflict of interest when the director is faced with decisions that could have different implications for Air Products and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Air Products and us regarding the terms of the agreements governing the relationship of the companies after the Separation from Air Products, including with respect to the indemnification of certain matters.
Our Corporate Governance Guidelines require us to review the independence of directors annually. On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, the directors or potential directors have an affirmative duty to disclose to our Corporate Governance and Nominating Committee

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relationships which may impair their independence. Our Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board regarding the independence of the directors of the Company. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management.
Meetings of the Board of Directors
All directors are expected to participate in person or by telephone in all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. All of the directors attended the Company’s 2017 annual meeting of stockholders. During the fiscal year ended September 30, 2017, the Board held six meetings, the Audit Committee held ten meetings, the Compensation Committee held nine meetings and the Corporate Governance and Nominating Committee held five meetings. In fiscal 2017, each member of the Board attended all of the meetings of the Board and of the committees of the Board on which such director served.
Board Role in Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight with the assistance of the Audit Committee and the Compensation Committee. The senior executives manage and mitigate, to the extent possible, material risks on a day-to-day basis. The roles of each of these committees are as follows:

•	Audit Committee—the Audit Committee is generally responsible for oversight of guidelines and policies with respect to risk assessment and the oversight of material financial risk exposures; and

•	Compensation Committee—the Compensation Committee is generally responsible for considering any risks arising from the Company’s compensation policies and practices.
Each of these committees along with our senior executives are responsible for periodically reporting to the Board the material risks facing the Company and highlighting any new material risks that may have arisen since they last met.
Audit Committee
Our Audit Committee currently consists of Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel. Mr. Croisetière is the chairperson of our Audit Committee. The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NYSE listing standards, Section 10A(m)(3) of the Exchange Act and our Corporate Governance Guidelines. The Board has also determined that Mr. Croisetière and Ms. Schnabel are each “audit committee financial experts” under applicable listing standards of the NYSE and applicable rules of the SEC.
Our Audit Committee is responsible for:

•
carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•
reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment.
Our Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by KPMG LLP and its affiliates, including audit services, audit-related services, tax services and permitted non-audit services, be pre-approved by the Audit Committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or

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category of services and is subject to a budget. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy and the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Croisetière, the Audit Committee chairperson, when the full Audit Committee is unable to do so. At each subsequent Audit Committee meeting, the Audit Committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval.
The Audit Committee has reviewed and approved the amount of fees to be paid to the independent registered public accounting firm for audit, audit-related, tax compliance and other permissible non-audit services for fiscal 2017. The Audit Committee has concluded that KPMG LLP providing such services is consistent with maintaining KPMG LLP’s independence. Audit fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC-related matters.
Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

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Report of the Audit Committee
The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board. The Board has determined that each current member of the Audit Committee, Jacques Croisetière, Dr. Yi Hyon Paik and Susan C. Schnabel, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Mr. Croisetière and Ms. Schnabel are each “audit committee financial experts” under applicable listing standards of the NYSE and applicable rules of the SEC.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is also directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditor and appointed KPMG LLP to serve in that capacity for fiscal 2017 and fiscal 2018. Prior to the Separation from Air Products, the Audit Committee was involved in the selection of the lead KPMG LLP audit partner. The Audit Committee believes the appointment of KPMG LLP is in the best interests of the Company and its stockholders.
As part of that role, the Audit Committee:

•
reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10‑K for the fiscal year ended September 30, 2017 with the Company’s management and independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committees concerning independence, and discussed with the independent registered public accounting firm the auditor’s independence from Versum Materials and its management.

Based on the reviews and discussions referred to above, the Audit Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC. The Audit Committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018 and is presenting its appointment to the stockholders for ratification.

AUDIT COMMITTEE

Jacques Croisetière, Chairperson
Dr. Yi Hyon Paik
Susan C. Schnabel

The preceding Report of the Audit Committee is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Versum Materials filing under the Securities Act of 1933, as amended, or the Exchange Act.

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Compensation Committee
The Compensation Committee currently consists of Thomas J. Riordan, Jacques Croisetière and Ambassador Alejandro D. Wolff. Mr. Riordan is the chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.
Our Compensation Committee is responsible for:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.
Our Board has adopted a written charter for the Compensation Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.
Pursuant to its charter, the Committee is authorized to engage an outside advisor to assist in the design and evaluation of our executive compensation program, as well as to approve the fees paid to such advisor and other terms of the engagement. Prior to the retention of an outside advisor, the Committee assesses the prospective advisor’s independence, taking into consideration all relevant factors, including those factors specified in the NYSE listing standards.
In fiscal 2017, the Committee engaged FW Cook as its compensation consultant. FW Cook advised the Committee on executive officer and non-employee director compensation. The Committee did not engage any other compensation consultant in fiscal 2017. At the direction of the Committee, FW Cook provided advice on the development of incentive compensation programs, compensation trends, executive officer employment agreements, and governance issues and other matters of interest to the Committee. The Committee assessed FW Cook’s independence, taking into account a number of factors such as: (1) the provision of other services to Versum Materials by FW Cook; (2) the amount of fees received from Versum Materials; (3) FW Cook’s policies and procedures to prevent conflicts of interest; (4) any business or personal relationship between FW Cook and the members of the Committee; and (5) any business or personal relationship between FW Cook and any Versum Materials executive officer. FW Cook provided the Committee with appropriate assurances regarding its independence. The Committee concluded that FW Cook has been independent throughout its service to the Committee and that there are no conflicts of interest.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Versum Materials management. Based on its review and such discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

COMPENSATION COMMITTEE

Thomas J. Riordan, Chairperson
Jacques Croisetière
Ambassador Alejandro D. Wolff
Compensation Committee Interlocks and Insider Participation
During fiscal 2017, no member of our Compensation Committee was an employee or officer or former officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2017.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee currently consists of Ambassador Alejandro D. Wolff, Thomas J. Riordan and Susan C. Schnabel. Ambassador Wolff is the chairperson of our Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised solely of independent directors.
Our Corporate Governance and Nominating Committee is responsible for:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.
In nominating candidates to serve as directors, the Board’s objective, with the assistance of the Corporate Governance and Nominating Committee, is to select individuals whose particular experience, qualifications, attributes and skills can be of assistance to management in operating our business and enable the Board to satisfy its oversight responsibility effectively. When evaluating director candidates, the Corporate Governance and Nominating Committee considers, among other things, whether individual directors possess (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. In considering the recommendations of the Corporate Governance and Nominating Committee, the Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In addition, although the Board does not have a formal policy

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with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers are the benefits to the Company of national origin, gender, race, global business experience and cultural diversity in board composition. Further, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board members’ biographical information set forth on pages 8 through 10. In addition, the Corporate Governance and Nominating Committee considered the following characteristics about each director:

•
Seifi Ghasemi—Mr. Ghasemi has deep experience in the specialty chemicals industry. His prior executive leadership of an international specialty chemicals and materials company provides the Board with broad experience in navigating many of the challenges Versum Materials faces, such as portfolio management, strategic planning, talent management, and international operations.

•
Guillermo Novo—Mr. Novo has over thirty years of leadership experience in the specialty materials industry and brings to the Board detailed insight into the Company’s worldwide customers, markets, operations and strategies.

•
Jacques Croisetière—As the former chief financial officer of multinational companies, Mr. Croisetière brings extensive financial expertise and leadership experience to the Board, including experience in the global specialty materials industry.

•
Dr. Yi Hyon Paik—As the former president of a multinational company, Dr. Paik provides the Board with extensive leadership experience in the electronic materials industry including strategic planning and global business expertise with a deep technical understanding.

•
Thomas J. Riordan—Mr. Riordan provides the Board with the benefit of over 40 years of senior executive experience with global companies including legal, human resources and specialty materials experience.

•	Susan C. Schnabel—Ms. Schnabel provides the Board with her extensive financial and management expertise, familiarity with global transactions and significant board of directors experience.

•	Alejandro D. Wolff—Ambassador Wolff brings to the Board substantial experience in governmental and international affairs, strategic planning and distinguished leadership experience.
For a description of the procedures for stockholders to submit proposals regarding director nominations, see “Director Candidate Recommendations by Stockholders” below.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee which is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
Board Structure
Our Board is led by the non-executive Chairman. The Chief Executive Officer position is currently separate from the Chairman position. The Board believes that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Ghasemi serves as Chairman, while Mr. Novo serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Ghasemi’s attention to Board and committee matters allows Mr. Novo to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.
Whenever the Chairperson of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director”, the independent directors may elect annually from among themselves a Lead Director of the Board. Service as Lead Director is generally for one year. The Lead Director helps coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. The Lead Director’s responsibilities, which are described in the Company’s Corporate Governance Guidelines, include:

•	Preside over all meetings of the Board at which the Chairperson is not present, including any executive sessions of the independent directors or the non-management directors;

•	Assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Request the inclusion of certain materials for Board meetings;

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•	Communicate to the CEO, together with the Chairperson of the Compensation Committee, the results of the Board’s evaluation of CEO performance;

•	Collaborate with the CEO on Board meeting agendas and approve such agendas;

•	Collaborate with the CEO in determining the need for special meetings of the Board;

•
Provide leadership and serve as temporary Chairperson of the Board or CEO in the event of the inability of the Chairperson of the Board or CEO to fulfill his/her role due to crisis or other event or circumstance which would make leadership by existing management inappropriate or ineffective, in which case the Lead Director shall have the authority to convene meetings of the full Board or management;

•	Be available for consultation and direct communication if requested by major stockholders;

•	Act as the liaison between the independent or non-management directors and the Chairperson of the Board, as appropriate;

•	Call meetings of the independent or non-management directors when necessary and appropriate; and

•
Recommend to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board, including such independent legal, financial or other advisors as he or she deems appropriate, without consulting or obtaining the advance authorization of any officer of the Company.

Ambassador Alejandro D. Wolff has served as Lead Director since May 2017.

Executive Sessions of Non-Management and Independent Directors
Non-management directors meet in executive sessions of the Board in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board. In addition, at least once a year, the independent directors of the Board meet in a private session that excludes management and non-independent directors. The Lead Director, or a director designated by the non-management or independent directors, as applicable, will preside at executive sessions.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which set forth the Board’s core principles of corporate governance and categorical standards of independence and are designed to promote its effective functioning and assist the Board in fulfilling its responsibilities. The Board will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.
Code of Conduct
We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a code of conduct that applies to our employees, executive officers and directors and provide training on such code of conduct and other compliance issues. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our website at www.versummaterials.com waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments to the code of conduct that apply to our directors and officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. The code of conduct is available on our website at www.versummaterials.com in the “Governance” section, and upon written request by our stockholders at no cost.

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Director Candidate Recommendations by Stockholders
In identifying prospective director candidates, the Corporate Governance and Nominating Committee may seek referrals from other members of the Board, management, stockholders and other sources. Stockholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending stockholder should also submit evidence of such stockholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Secretary. In addition, any stockholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. See “Procedures for Submitting Stockholder Proposals” on page 78.
Stockholder and Interested Party Communications with the Board of Directors
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Corporate Governance and Nominating Committees or to the non-management or independent directors as a group, so indicate in your communication and mail correspondence to the Company’s General Counsel at the following address: Versum Materials, Inc., Attn: General Counsel, 8555 South River Parkway, Tempe, Arizona 85284, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

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AUDIT AND RELATED FEES

AUDIT AND RELATED FEES
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal Two. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The following table summarizes aggregate fees paid or accrued by us for the fiscal year ended September 30, 2017, and by our former parent Air Products and its affiliates for the fiscal year ended September 30, 2016. Prior to the Separation, Air Products paid all audit, audit-related, tax and other fees of KPMG.

	2017 (in millions)	2016(1) (in millions)
Audit fees(2)	$3.2	$7.1
Audit related fees(3)	$—	$10.7
Tax fees(4)	$0.1	$0.3
All other fees	$—	$—
Total fees	$3.3	$18.1

(1)	Air Products paid the audit, audit-related and tax fees of KPMG prior to the Separation from Air Products on October 1, 2016.

(2)
Audit fees are fees for those professional services rendered in connection with the audit of our consolidated annual financial statements included in our Form 10-K and the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions.

(3)
Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, due diligence assistance, and consultation on financial accounting and reporting standards. For 2016, includes audit-related fees of $9.9 million associated with audit and review services provided in connection with the Separation.

(4)
Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on restructuring to enable the tax free separation of Versum Materials from Air Products and technical assistance.

For additional information, please see “Audit Committee” beginning on page 32.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS
In addition to Guillermo Novo, the Company’s President and Chief Executive Officer, whose biography is included on page 8, Versum Materials also has the following executive officers who are not directors.

George G. Bitto Age 58 Principal Occupation: Executive Vice President and Chief Financial Officer
Biographical Information: Mr. Bitto has been our Executive Vice President and Chief Financial Officer since December 2017. Previously, he served as our Senior Vice President and Chief Financial Officer since the Separation from Air Products. Previously, he was Vice President, Finance of the Materials Technologies business of Air Products, since October 2014. Mr. Bitto joined Air Products in 1987 as a participant in Air Products’ Career Development Program and held a variety of analyst and management positions within the Controllership and Treasury organizations. In 2000, he was appointed general manager of Air Products’ North America Liquid Bulk business. Mr. Bitto returned to the Finance organization, where he was named controller for the Chemicals Group in 2002 and Vice President and Controller for the Gases and Equipment Group in 2004. In 2007, Mr. Bitto was named Vice President and Treasurer, and in 2010 he was appointed Vice President, Treasurer, and Chief Risk Officer of Air Products, the position he held through October 2014.

Michael W. Valente Age 49 Principal Occupation: Senior Vice President, Law and Human Resources, General Counsel and Secretary
Biographical Information: Mr. Valente has been our Senior Vice President, Law and Human Resources, General Counsel and Secretary since the Separation from Air Products. Previously, he was General Counsel of the Materials Technologies business of Air Products since June 2015. Prior to that, he was Vice President, General Counsel and Assistant Secretary of Rockwood Holdings Inc., serving in this capacity since June 2014. From 2004 to June 2014, Mr. Valente served as General Counsel-US and Assistant Secretary. Prior to that, he held various roles in the legal department of Rockwood, which he joined in June 2002. At Rockwood, Mr. Valente worked on corporate governance, numerous acquisitions and divestitures, financings and the company’s initial public offering. Earlier in his career, he was a corporate associate for several years at Lowenstein Sandler PC where he practiced mergers and acquisitions, securities law and general corporate matters. He previously worked for four years in several roles as an accountant in a regional public accounting firm.

Edward C. Shober Age 58 Principal Occupation: Senior Vice President, Materials
Biographical Information: Mr. Shober has been our Senior Vice President, Materials since February 2017. Previously, he served as our Vice President Materials-Advanced Materials since the Separation from Air Products. He served as the Vice President and General Manager of Advanced Materials for the Materials Technologies business of Air Products since October 2012. Mr. Shober joined Air Products in 1994, leading engineering activities in the Electronics Engineering and Electronics package plants organizations before assuming senior leadership roles with two joint ventures. In 1999, he was named vice president of engineering and operations for TRiMEGA, a joint venture between Air Products and Kinetic Systems providing turnkey solutions to semiconductor fabs, and served as TRiMEGA’s chief operating officer from 2001-2004. Mr. Shober lead DA NanoMaterials, Air Products’ joint venture with DuPont, as its chief operating officer from 2004-2007, and chief executive officer from 2007-2010. In October 2011, he served as Director of Advanced Materials Integration, Electronics Division, until assuming leadership of Advanced Materials for the Materials Technologies business of Air Products in October 2012.

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EXECUTIVE OFFICERS

Patrick F. Loughlin Age 58 Principal Occupation: Senior Vice President, Operations and Supply Chain
Biographical Information: Mr. Loughlin has been our Senior Vice President, Operations and Supply Chain, since the Separation from Air Products. Previously, he was Vice President, Operations and Supply Chain, for Air Products’ Materials Technologies business since June 2015. Mr. Loughlin joined Air Products in 1988 as a participant in Air Products’ Career Development Program. In 1999, following a series of operations and plant management roles in Europe and North America, Mr. Loughlin moved to the Performance Materials Division’s commercial area as global marketing director for Polyurethane Chemicals. In 2003 he served as Director, Performance Products, in Tokyo, Japan, where he led the successful acquisition and integration of two strategic businesses. In 2005, Mr. Loughlin was assigned to Shanghai, China, to lead the Asia Chemicals and Performance Materials businesses. He returned to the United States in 2008 and was appointed Vice President, Environment, Health, Safety and Quality. He was named Vice President, Electronics—Asset Management and Supply Chain in July 2012 and subsequently Vice President, Electronic Materials Fulfillment of Air Products in October 2013, the position he held until June 2015.

Dr. John G. Langan Age 57 Principal Occupation: Senior Vice President and Chief Technology Officer
Biographical Information: Dr. Langan has been our Senior Vice President and Chief Technology Officer since November 2017. Previously, he served as our Chief Technology Officer since the Separation from Air Products. Previously, he was Director of Technology for the Air Products Electronics Materials Division since September 2007. Dr. Langan joined Air Products in 1988, working on semiconductor process materials research, product development and technology management. In 1998, he was named Air Products Global OEM business development manager. In 2000, Dr. Langan went on to serve as director of technology in various engineering and business unit roles at Novellus Systems, Inc. In 2005 he returned to Air Products as Business Manager for the post CMP cleans formulated product line before assuming his position as director of technology for the Air Products Electronic Materials Division. Dr. Langan holds a B.S. degree in Chemistry from Boston College, a PhD in Physical Chemistry from Columbia University and was a Post-Doctoral Research Associate in the Chemistry Department at MIT.

John J. (“Jeff”) White Age 50 Principal Occupation: Senior Vice President, Delivery Systems and Services
Biographical Information: Mr. White has been our Senior Vice President, Delivery Systems and Services since November 2017. Previously, he served as our Vice President, Delivery Systems and Services since the Separation from Air Products. Previously, he served as the Vice President and General Manager of Delivery Systems & Services for the Materials Technologies business of Air Products since January 2014. Mr. White joined Air Products in 2000 as a sales executive based in Colorado Springs where he held various sales and regional management positions. In 2011, Mr. White relocated to Allentown where he was named director, product management, for Air Products North America-based products. Mr. White served as Director of Product Management from March 2011 to August 2012, and was then appointed director of asset management for Air Products’ Advanced Materials business from August 2014 to January 2014.

42 2018 PROXY STATEMENT

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Non-employee director compensation is determined by the Board of Directors (“Board”) acting on the recommendation of the Compensation Committee of our Board (the “Compensation Committee”). Compensation for non-employee directors for fiscal 2017 was comprised of cash compensation and quarterly grants of our common stock with a quarterly grant date fair value of $25,000. The grant date fair value per share is equal to the closing sales price of our common stock as reported on the NYSE on the date of grant. Our CEO, who is also a director, does not receive any separate compensation for his Board activities. We currently compensate our non-employee directors as follows:

Position	Fiscal 2017 Annual Compensation: Non-Employee Directors
Board member
Cash(1)	$100,000
Equity ($25,000 value per quarter)(2)	$100,000
Chairman of the Board	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Corporate Governance and Nominating Committee Chairperson	$10,000

(1)	Cash compensation is paid quarterly in arrears. We also reimburse all of our board members for their expenses in attending Board and committee meetings.

(2)
Equity compensation in the form of fully vested common stock is granted quarterly in arrears, and is in respect of a number of shares equal to $25,000 divided by the closing price of our common stock reported on the NYSE on the grant date.

The Compensation Committee is responsible for reviewing and recommending to the Board the form and amount of compensation to be paid to our non-employee directors. The form and amount of compensation to be paid to our non-employee directors may change in the future. As to fiscal 2017 compensation, the Compensation Committee recommended and our Board approved the compensation for our non-employee directors based upon the recommendation of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). In determining the director compensation payable for fiscal 2017, overall compensation for our non-employee directors was positioned slightly above the median of our peer group given the increased work required for a new publicly traded company. The Compensation Committee believes that a mix of cash-based and equity-based compensation best serves the Company because it aligns the interests of our non-employee directors with the interests of our stockholders and allows us to be competitive in a tight market for the services of qualified non-employee directors. This pay mix is generally aligned with peer median. For information about our peer group companies, please see “Executive Compensation—Compensation Discussion and Analysis—Versum Materials Compensation Program for Executive Officers —Setting Compensation Levels” on page 49.
The Board adopted the Versum Materials Deferred Compensation Program for Directors (“Director DCP”) which became effective on January 1, 2017. Under the Director DCP, our non-employee directors may voluntarily defer all or a part of their compensation that is paid in Company common stock. At the election of the director, a number of deferred stock units equal to the number of shares of our common stock the participant would have received on the date the compensation would otherwise have been granted will be credited to an account which is deemed to be invested in the Company’s common stock. The deferred stock units are subject to any vesting conditions that would have applied absent the deferral election. Each deferred stock unit entitles the director to receive one share of Company stock upon payout, which generally occurs within 60 days of the first anniversary of the date the director’s service on the Board ends or within 30 days of a change in control. Deferred stock units earn dividend equivalents in an amount equal to the dividends that would have been paid on the shares of common stock underlying the deferred stock units held in the participating director’s account. The number of dividend equivalents credited to the director’s account is equal to the amount of the dividend payment divided by the closing price of our common stock reported on the NYSE on the dividend payment date. Deferred stock units and dividend equivalents thereon have no voting rights until the common stock underlying such deferred stock units and dividend equivalents are delivered and settled in shares of our common stock.

2018 PROXY STATEMENT 43

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2017
The table below sets forth information regarding non-employee director compensation for the fiscal year ended September 30, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total
Jacques Croisetière	$120,000	$100,000	$220,000
Seifi Ghasemi	$150,000	$100,000	$250,000
Dr. Yi Hyon Paik	$100,000	$100,000	$200,000
Thomas J. Riordan	$115,000	$100,000	$215,000
Susan C. Schnabel	$100,000	$100,000	$200,000
Ambassador Alejandro D. Wolff	$110,000	$100,000	$210,000

(1)
Represents the grant date fair value of common stock computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without taking into account estimated forfeitures, based on the closing price on the NYSE of our common stock on the grant date. No director elected to defer his or her fiscal 2017 equity compensation.

To further long-term alignment with our stockholders, the Board, with assistance from FW Cook, established stock ownership guidelines for our non-employee directors. According to these guidelines, each non-employee director is required to own at least five times his or her annual cash compensation (excluding any cash retainers for chair or committee service) paid to such director by the Company. For the purposes of these guidelines, the value of the common stock owned is calculated by using the average of the lowest and highest closing price of our common stock during the last 60 days of our fiscal year. There is no deadline for achieving compliance, however, the directors are expected to refrain from selling or transferring any of our shares until achieving compliance with these guidelines. Our directors may count towards these requirements the value of shares owned (including shares owned jointly with or separately by the director’s spouse), shares held in trust for the benefit of the director or the director’s family members and shares or share equivalents held in qualified or non-qualified savings, profit-sharing or deferred compensation accounts, in each case, if fully vested.

44 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

▪	Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (“CD&A”), we refer to the Compensation Committee of Versum Materials as “Compensation Committee.”
The contents of this CD&A are as follows:

INTRODUCTION
Historical compensation information is presented for the Versum Materials Named Executive Officers (the “NEOs”):

Guillermo Novo
President and Chief Executive Officer

George G. Bitto
Executive Vice President and Chief Financial Officer

Michael W. Valente
Senior Vice President, Law and Human Resources, General Counsel and Secretary

Edward C. Shober
Senior Vice President, Materials

Patrick Loughlin
Senior Vice President Operations and Supply Chain

Fiscal 2017 Company Performance Highlights	45
COMPENSATION POLICIES AND DECISIONS
Compensation Program for Executive Officers	46
Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation from Air Products	57
EXECUTIVE COMPENSATION TABLES
2017 Summary Compensation Table	58
2017 Grants of Plan-Based Awards	60
Outstanding Equity Awards at Fiscal Year-End	61
2017 Option Exercises and Stock Vested	64
2017 Pension Benefits	65
2017 Nonqualified Deferred Compensation	65
Potential Payments Upon Termination or Change in Control	66

▪	Fiscal 2017 Company Performance Highlights
Below are some of our strategic and financial accomplishments during fiscal 2017:

•	improved safety performance;

•	the completion of the Separation from Air Products;

•
one-year cumulative total stockholder return was approximately 39%, assuming an investment in our common stock on October 3, 2016 (and the reinvestment of dividends thereafter), as compared to approximately 15% for the Standard & Poor's (S&P) 1500 Specialty Chemicals Index, 18% for the S&P 400 Midcap Index and 44% for the Philadelphia Semiconductor Index;

•	strong operating cash flows of $262.5 million with an ending cash balance of $271.4 million; and

•	a trend of operating improvements, with the following results for fiscal 2017 compared to fiscal 2016:

2017 Sales	2017 Gross Profit Margin	2017 Adjusted EBITDA	2017 Adjusted EBITDA Margin
$1,127 Million	43 Percent	$371.6 Million	33.0 Percent
é16 Percent	consistent with prior year gross profit margin of 43 percent	é14 Percent	relatively consistent with prior year Adjusted EBITDA margin of 33.7 percent
over prior year sales of $970 million		over the prior year Adjusted EBITDA of $326.9 million
Information regarding Adjusted EBITDA and Adjusted EBITDA margin, including reconciliations of these measures to the most directly comparable GAAP measures, may be found on pages 41 and 42 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (our “2017 10-K”).

2018 PROXY STATEMENT 45

EXECUTIVE COMPENSATION

▪	Compensation Program for Executive Officers
Roles of the Compensation Committee, Management, and Compensation Consultant in the Compensation Process
Our Compensation Committee retained FW Cook as its independent compensation consultant to advise the Compensation Committee on compensation programs for the Company’s executive officers. FW Cook advises the Compensation Committee on executive as well as director compensation. See pages 43 and 44 for a description of our director compensation. In addition, the Compensation Committee considers, when appropriate, input from our CEO and the Senior Vice President, Law and Human Resources, General Counsel and Secretary regarding compensation of our executive officers (except as to their own compensation).
Benchmarking Compensation of our NEOs
FW Cook benchmarked the compensation of each of our NEOs for fiscal 2017 against those serving in similar capacities within the Versum Materials Peer Group described on page 49 and with general industry survey data of similarly sized companies. The Compensation Committee reviewed and considered this data in setting the compensation programs for our NEOs for fiscal 2017. The Total Direct Compensation (as defined below) for fiscal 2017 of our NEOs was at or below the median of the Versum Materials Peer Group in recognition of our status as a new publicly traded company.
Overview of the Versum Materials Executive Compensation Program
Our Compensation Committee has established compensation programs which are designed to support the following objectives:

•	Target Total Direct Compensation (as defined below) within a range around the median of the Versum Materials Peer Group

◦	Set base salaries at approximately the median of the Versum Materials Peer Group.

◦
Target short-term annual cash incentives and long-term incentives in a range around the median of compensation for the Versum Materials Peer Group, with opportunities for a higher or lower payout based on Company performance.

•	Align pay with our financial and stock performance

◦	Support the attainment of the Company’s short- and long-term financial and strategic objectives by connecting a significant portion of total compensation to our financial and stock performance.

◦	Pay outcomes demonstrate alignment with our financial and stock performance.

◦
Foster a strong relationship between stockholder value and executive compensation by emphasizing performance-based compensation contingent upon achieving corporate financial goals and creating stockholder value.

•	Set the compensation mix with a focus on “at risk” performance-based compensation

◦
Align total compensation of executive officers with the interests of stockholders by designing programs with a significant portion of total compensation tied to objective measures with short-term awards tied to financial performance and long-term equity-based incentive awards tied to stock performance.

◦	Provide differentiated pay based on an executive’s contributions to the performance of the Company.

•	Hire and retain key executives

◦	Provide competitive levels of compensation to attract, retain and motivate highly-qualified executives to continue to drive performance and enhance long-term equity value.

◦	Provide continuity of leadership while transitioning to an independent public company.

46 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

In setting compensation, the Compensation Committee has adopted certain compensation practices that it viewed as in the best interests of our stockholders:

•
Objective Performance Criteria. Our performance-based compensation for our NEOs is based upon objective criteria - Adjusted EBITDA for our short-term incentives and relative and absolute total stockholder return for our long-term incentives.

•	Stock Ownership Guidelines and Retention Requirements. We have stock ownership guidelines and retention requirements to more closely align the interests of our NEOs with our stockholders.

•
Compensation Recovery Clawbacks. We have adopted an incentive compensation clawback policy. In addition, our employment agreements and equity award agreements with our NEOs as well as our short-term and long-term incentive plans contain clawback provisions.

•
No Tax Gross-Ups. No agreements with our executive officers contain tax gross-ups, nor does the Compensation Committee intend to award tax gross-ups in the future other than as part of relocation benefits provided under Company policy.

•
Commitment to Strong Governance Practices. Our strong governance practices reflect our commitment to thoughtful stewardship of the Company’s resources. The following practices, among others, demonstrate our commitment to this principle:

Substantial “at risk” Compensation	Short-term (cash) incentives and long-term incentives (equity awards) are “at risk.” There is no minimum award or guaranteed payment.
Independent Compensation Consultant	Our Compensation Committee is advised by FW Cook, an independent compensation consultant.
Independent Directors	Our Compensation Committee consists of independent directors responsible for compensation decisions.
Executive Sessions	Our Compensation Committee meets in executive sessions.
No Hedging or Pledging	We prohibit hedging or pledging of Company stock.
“Double Trigger”	Equity awards accelerate vesting in the event of a change in control only upon a “double trigger.”
Capped Payouts	Capped payouts under short-term and long-term incentive plans.
No Repricing
No repricing of stock options or issuance of discount stock options (i.e. the exercise price must be at least the fair market value of our common stock on the date of grant) without stockholder approval.

Limited Perquisites	No excessive or unusual perquisites.
In addition, in establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent stockholder advisory vote on compensation to consider any implications of such advisory vote for the Compensation Committee’s compensation policies and determine whether any changes are appropriate. At our 2017 annual meeting, approximately 97% of the votes cast with respect to the advisory vote on executive compensation voted to approve the compensation paid in fiscal 2016 to our NEOs. The Compensation Committee determined that no significant change in its compensation policies should be recommended to the Board as a result of this advisory vote.
Components of Compensation
The three primary components of our executive compensation program are:

base salary

“at risk” short-term incentives (cash)

“at risk” long-term incentives (equity awards)

2018 PROXY STATEMENT 47

EXECUTIVE COMPENSATION

The fiscal 2017 allocation of the three primary components of executive compensation for our CEO and for our other NEOs as a group was targeted as follows:

CEO Compensation Mix*	Other NEOs Compensation Mix*

*Excludes one-time Founders Grant of Restricted Stock Units (“Founders RSUs”) described on page 51.
As a result of this target allocation, excluding the one-time Founders RSUs, approximately 80% of the combined base salary, short-term cash incentives and long-term incentive equity awards (together, “Total Direct Compensation”) of our CEO was “at risk” compensation. Long-Term Incentive awards consisted of Performance-Based Market Stock Units (“MSUs”) and Performance-Based Restricted Stock Units (“PSUs”), which are performance-based compensation. See pages 51 through 53 for a description of these awards. For our other NEOs, the fiscal 2017 target allocation, excluding the one-time Founders RSUs, included approximately 64% of “at risk” compensation. The actual weighting of the elements of the compensation mix for fiscal 2017 awarded to our CEO and other NEOs will ultimately depend on Company performance. In setting the NEOs’ compensation, the Compensation Committee generally targets Total Direct Compensation in a range around the median of the Versum Materials Peer Group, which peer group is further discussed below under “—Setting Compensation Levels.” Our NEOs have the opportunity to earn above-median pay if our financial results and stock performance exceed our pre-established target achievement levels and below median pay if our financial results and stock performance are below such target achievement levels.

48 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Setting Compensation Levels
With input from the Company’s management, FW Cook proposed an industry peer group for fiscal 2017 consisting of 17 specialty chemicals and electronic equipment companies for reference in determining fiscal 2017 compensation, and developed benchmark executive officer compensation data. The Compensation Committee reviewed and approved the peer group for fiscal 2017. The companies in this peer group were selected based on screening criteria that included similarity to Versum Materials on revenue, market capitalization, total assets, international presence, research and development spending, EBITDA and EBITDA margin. For fiscal 2018 compensation planning, the Compensation Committee determined to remove Chemtura Corporation and FEI Company from the Company’s peer group, as both companies were recently acquired and, as a result, no longer served as appropriate peers. The following peers were selected for fiscal 2017 (collectively, the “Versum Materials Peer Group”):

Versum Materials Peer Group		Peer Group Comparison(1)
Advanced Energy Industries, Inc.	Ingevity Corporation		Revenue(2)	Market Cap(3)	Total Assets(4)
Albemarle Corporation	Minerals Technologies, Inc.	25th Percentile	$919M	$1,896M	$1,035M
Cabot Microelectronics Corp.	MKS Instruments, Inc.	Median	$1,403M	$2,458M	$1,714M
Chemtura Corporation	NewMarket Corporation	75th Percentile	$1,747M	$4,261M	$2,408M
Entegris, Inc.	Platform Specialty Products Corporation	Versum Materials	$974M	$3,000M	$860M
FEI Company	Rogers Corporation	(1) Data complied by FW Cook.
GCP Applied Technologies, Inc.	Sensient Technologies Corp.	(2) Last four quarters per S&P Capital IQ.
Hexcel Corporation	Teradyne, Inc.	(3) Estimated as of August 31, 2016.
	W.R. Grace & Co.	(4) Latest quarter as of September 2016.
Compared to the Versum Materials Peer Group, our revenue approximated the 25th percentile, our market capitalization was between the median and the 75th percentile and our Adjusted EBITDA margin was highest. The Compensation Committee expects to review the peer group used for benchmarking compensation annually.
Overall, the Compensation Committee seeks to provide a target Total Direct Compensation opportunity for Versum Materials executive officers in a range around the median for companies in the Versum Materials Peer Group. The individual components of target Total Direct Compensation may be established at a higher or lower amount than the median level depending on several other factors considered by the Compensation Committee such as the NEO’s experience, skill set, expected future contributions, retention criticality, responsibilities relative to the market benchmark and internal parity among the NEOs. For fiscal 2017, the Compensation Committee set the target Total Direct Compensation for the Versum Materials NEOs between the 25th percentile and the median of the Versum Materials Peer Group to recognize the Company’s status as a new publicly-traded company. Actual compensation realized may vary significantly from the target opportunities for short-term and long-term incentives or for Total Direct Compensation based on the performance of the Company.
Fiscal 2017 Compensation Components
Base Salary
We believe it is important to provide a competitive level of fixed pay to attract and retain experienced and successful executives. In connection with the Separation from Air Products, the Compensation Committee approved changes to the base salaries of the NEOs for fiscal 2017 to reflect each NEO’s expansion of responsibilities as an executive officer of a new publicly-traded company.
The base salaries approved for each of our NEOs for fiscal 2017 are approximately at or below the median base salaries of the Versum Materials Peer Group:

Named Executive Officer	2017 Base Salary
G. Novo	$725,000
G.G. Bitto	$500,000
M.W. Valente	$400,000
E.C. Shober	$323,077(1)
P.F. Loughlin	$300,000

(1)	Mr. Shober’s annual salary increased from $300,000 to $350,000 in March 2017, after he was promoted to Senior Vice President, Materials.

2018 PROXY STATEMENT 49

EXECUTIVE COMPENSATION

The Compensation Committee reviews base salaries annually or at other times when appropriate, and may adjust base salaries from time to time pursuant to such review based upon the executive’s current compensation, time in position, any change in the executive’s position or responsibilities, including complexity and scope and the relation of his or her position to those of other executives within the Company and in similar positions at peer companies. For fiscal 2018, the Compensation Committee approved the following base salaries: Mr. Novo—$775,000; Mr. Bitto—$500,000; Mr. Valente—$400,000; Mr. Shober—$350,000; and Mr. Loughlin—$300,000.
Short-Term Incentives
The Compensation Committee adopted a short-term incentive plan (the “STIP”), which is an annual cash incentive plan that rewards NEOs for their contributions towards specific annual financial goals. For fiscal 2017, the Compensation Committee chose Adjusted EBITDA as the financial performance measure for our NEOs’ annual bonus opportunity under the STIP. The Compensation Committee believes Adjusted EBITDA is both a key financial measure for our stockholders and our lenders, and also the most appropriate financial measure to assess our annual operating performance. Adjusted EBITDA excludes certain items that management and the board of directors believe are not representative of our underlying business performance. Adjusted EBITDA is calculated based upon our reported net income excluding interest expense, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring, and cost reduction actions.
Fiscal 2017 Short-Term Incentive Opportunity
Target bonus payouts under the STIP are based on meeting the Company’s Adjusted EBITDA target, which was $345 million for fiscal 2017. The 2017 Adjusted EBITDA target for our NEOs was set based upon our consolidated annual budget at constant exchange rates approved by our Board of Directors. The fiscal 2017 STIP provided for a range of potential payouts both above and below the bonus target. Threshold payout for earning any short-term annual cash incentive award required attaining at least 90% of the targeted level of Adjusted EBITDA. The payout amount is interpolated linearly for results between 90% and 110% of the targeted levels of Adjusted EBITDA, with a 50% award payout at 90% of the targeted level of Adjusted EBITDA, a 100% award payout at 100% of the targeted level of Adjusted EBITDA, and a 200% award payout at 110% or more of the targeted level of Adjusted EBITDA. The Compensation Committee may decrease the calculated incentive payout amount otherwise payable to each NEO for safety performance or other factors.
Each NEO’s target annual bonus under the STIP is expressed as a percentage of his or her base salary. The target bonus opportunities as a percentage of each executive’s base salary and a maximum bonus of twice the target were approved by the Compensation Committee. For fiscal 2017, the NEOs’ threshold, target and maximum bonus opportunities, as a percentage of fiscal 2017 base salaries, were as follows:

Named Executive Officer	Threshold (as a % of Salary)	Target Bonus (as a % of Salary)	Maximum Bonus (as a % of Salary)
G. Novo	50%	100%	200%
G.G. Bitto	37.5%	75%	150%
M.W. Valente	37.5%	75%	150%
E.C. Shober(1)	32.5%	65%	130%
P.F. Loughlin	25%	50%	100%

(1)	Mr. Shober’s bonus targets increased in March 2017, after he was promoted to Senior Vice President, Materials.

50 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Actual Fiscal 2017 Short-Term Incentive Cash Payout
For fiscal 2017, the Company achieved Adjusted EBITDA of $371.6 million which resulted in an achievement level of 172% of the incentive target for each of our NEOs. The Compensation Committee did not exercise negative discretion for fiscal 2017, and approved payment of the following calculated incentive payout amounts for our NEOs:

Name	Incentive Payout
G. Novo	$1,247,000
G.G. Bitto	$645,000
M.W. Valente	$516,000
E.C. Shober(1)	$331,772
P.F. Loughlin	$258,000

(1)	Mr. Shober’s fiscal 2017 bonus was prorated for his increased base salary and bonus target percentage following his promotion to Senior Vice President, Materials.
Fiscal 2018 Short-Term Incentive Opportunity

In November 2017, the Compensation Committee determined that the fiscal 2018 annual cash incentive plan for NEOs would be subject to the STIP (or to the amended and restated STIP if Proposal Five starting on page 26 is approved by stockholders), and have substantially the same structure as the fiscal 2017 short-term incentive plan, including an Adjusted EBITDA financial performance measure, the same range of payouts and the same payout thresholds expressed as percentages of the targeted level of Adjusted EBITDA. See “Short-Term Incentives” above. In determining the final payout amount for each NEO, the Compensation Committee may consider the Company’s safety performance, individual performance or other factors. The Compensation Committee approved the following fiscal 2018 target bonus percentages for our NEOs (as a percentage of fiscal 2018 salary): Mr. Novo-100%; Mr. Bitto-85%; Mr. Valente-75%; Mr. Shober-75%; and Mr. Loughlin-50%.
Long-Term Incentives
Long-term incentive awards are a key component of our executive compensation program. Long-term incentive compensation is awarded under the Versum Materials, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and provides an opportunity for executive officers, including our NEOs and other key employees, to increase their ownership interest in the Company through grants of equity-based awards. Under the Long-Term Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and other equity-based awards. Ownership of equity interests by our NEOs is a fundamental part of our compensation philosophy and furthers the goal of aligning management’s interests with the interests of stockholders in value creation. In addition, our long-term equity compensation is designed to reward sustained financial performance and provide our executive officers and key employees with a retention incentive which, in turn, contributes to stability in key leadership roles. Each NEO’s target long-term incentive opportunity is approved annually by the Compensation Committee. For fiscal 2017, the Compensation Committee granted the following awards under the Company’s Long-Term Incentive Plan:
Fiscal 2017 Annual Awards

•
Performance-Based Restricted Stock Units (“PSUs”). The PSUs are designed primarily to reward total stockholder return performance relative to the Versum Materials Peer Group, and to a lesser extent, continued service with the Company; and

•
Performance-Based Market Stock Units (“MSUs”). The MSUs are a type of restricted stock unit that are designed primarily to reward contributions in increasing the market value of our common stock, and to a lesser extent, continued service with the Company.

Fiscal 2017 Founders RSUs

•
Founders Grant of Restricted Stock Units (“Founders RSUs”). The Founders RSUs were a one-time award of time-vesting restricted stock units granted at the time of our Separation from Air Products and were designed to support alignment with stockholders, to retain key executives in a period of our transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction.

2018 PROXY STATEMENT 51

EXECUTIVE COMPENSATION

Upon vesting, each PSU, MSU and Founders RSU represents the right to receive one share of our common stock, which aligns the interests of management with the interests of stockholders in stock price appreciation and value creation. Dividend equivalents accrue for these awards, but do not vest unless the underlying awards vest. Dividend equivalents accrue in an amount equal to the amount of the cash dividends divided by the closing price of our common stock on the NYSE on the dividend record date and are delivered at the same time as the underlying vested award. For a description of termination and change in control provisions in the long-term incentive award agreements, see “—Potential Payments Upon Termination or Change in Control” starting on page 66.
For each NEO, the Compensation Committee set the target long-term incentive opportunity for fiscal 2017 between the 25th percentile and the median of the Versum Materials Peer Group and set the threshold and maximum potential payout based on a dollar value range recommended by FW Cook. For fiscal 2017, the Compensation Committee implemented a fiscal 2017 long-term incentive program with performance-based awards consisting of 60% PSUs and 40% MSUs. The number of units granted to each NEO was calculated based upon the 10-trading-day average closing price of our common stock prior to the date of grant. The Compensation Committee determined that the size and nature of the award was appropriate in light of our goal to retain executives, drive financial performance and align management’s interests with the interests of our stockholders in creating value. The following table summarizes the allocation of fiscal 2017 annual equity-based awards granted to our NEOs:

		Type of Award
Named Executive Officer	Approximate Target Award	Performance-Based Restricted Stock Units (% of Total Award Value)	Performance-Based Market Stock Units (% of Total Award Value)
G. Novo	$2,300,000	60%	40%
G.G. Bitto	$750,000	60%	40%
M.W. Valente	$550,000	60%	40%
E.C. Shober	$300,000	60%	40%
P.F. Loughlin	$300,000	60%	40%
These awards include a clawback provision whereby participant awards may be reduced or recouped in certain situations. See “—Employee Benefit Plans and Other Compensation Practices and Policies—Clawback Policy” on page 56.
Performance-Based Restricted Stock Units. The number of PSUs granted represents a number of shares to be received upon vesting assuming target level of performance achievement. Pursuant to the Performance-Based Restricted Stock Unit Award Agreement, the number of PSUs that vest, if any, is based on the Company’s total stockholder return or “TSR” (measured using the average closing stock price of our common stock over the first 20 trading days of the period compared to the last 20 trading days of the period, including for the purposes of such calculation all dividends and distributions made or declared (assuming that such dividends or distributions are reinvested in the common stock of the Company)) over the period beginning on October 1, 2016 and ending on September 30, 2019 as compared to the TSR for the Versum Materials Peer Group during the same performance period. Depending upon the Company’s total stockholder return percentile rank as compared against the TSR of the Versum Materials Peer Group, between 0 and 200% of the target number of PSUs will vest on the vesting date. The maximum number of PSUs that may vest with respect to each of these grants is twice the target number awarded, and the maximum number of PSUs eligible to vest is capped at the target number granted if our absolute total stockholder return over the performance period is negative. The PSUs vest on the date that the Compensation Committee certifies the payout under the performance goals, which date must be within 90 days after the end of the performance period, subject to the executive’s continued employment through such certification date and continued compliance with our code of conduct. Vesting of PSUs earned, if any, is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 68 to 70), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

Performance of Versum Materials TSR relative to the TSR of the Versum Materials Peer Group	% of Target Award Vesting
Less than 25th percentile	0
25th percentile	50%
50th percentile	100%
75th percentile or greater	200%

52 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

In fiscal 2017, our NEOs were granted the following number of PSUs, assuming a target level of performance achievement: Mr. Novo—47,972 PSUs; Mr. Bitto—15,649 PSUs; Mr. Valente—11,476 PSUs; Mr. Shober—6,150 PSUs; and Mr. Loughlin—6,150 PSUs.
Performance-Based Market Stock Units. The number of MSUs granted represents a number of shares to be received upon vesting assuming target level of performance achievement. Pursuant to the Market-Based Restricted Stock Unit Award Agreement, the number of MSUs that will vest, if any, is determined based on the product of (1) the Company’s stock price multiplier (the “Company Stock Price Multiplier”), which is based on the percentage change in the price of the Company’s common stock over the period October 1, 2016 through September 30, 2019 (measured using the average closing stock price of our common stock over the first 20 trading days of the period and the last 20 trading days of the period), and (2) the target number of MSUs. If the Company Stock Price Multiplier is less than 0.5, reflecting a common stock price decrease of more than 50%, no MSUs will vest. The maximum number of MSUs that may vest with respect to each of these grants is 150% of the target number of MSUs granted. The MSUs vest on the date the Compensation Committee certifies the payout under the performance goals, which date must be within 90 days after the end of the performance period, subject to the executive’s continued employment through such certification date and continued compliance with our code of conduct. Vesting of MSUs earned, if any, is subject to certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 68 to 70), and is based upon the table below. The “% of Target Award Vesting” is interpolated linearly between points.

% Change in Common Stock Price	Company Stock Price Multiplier	% of Target Award Vesting
Decrease of more than (50)%	0	0%
Decrease of (50)%	0.5	50%
0%	1.0	100%
Increase of 150% or more	1.5	150%
In fiscal 2017, our NEOs were granted the following number of MSUs, assuming a target level of performance achievement: Mr. Novo—31,981 MSUs; Mr. Bitto—10,433 MSUs; Mr. Valente—7,650 MSUs; Mr. Shober—4,100 MSUs; and Mr. Loughlin—4,100 MSUs.
The Compensation Committee believes the PSUs and MSUs granted in fiscal 2017 are consistent with the Compensation Committee’s concept of pay for performance. We believe that this equity-based pay for performance philosophy, coupled with our stock ownership guidelines, aligns the interests of senior management with stockholders by tying compensation to our financial performance and stockholder return over the three-year performance period, while simultaneously providing incentives designed to attract and retain highly qualified executive officers. Excluding the Founders RSUs, the number of awards we granted under the Existing LTIP as a percentage of our annual weighted average shares outstanding (commonly referred to as the “burn rate”) was 1.6% for fiscal 2017 (based upon target achievement and without regard to forfeitures). The burn rate for the Founders RSUs awarded in fiscal 2017 was 0.4%
Founders RSUs. In connection with the Separation from Air Products, to support alignment with stockholders, to retain key executives in a period of transition to a new public company and to recognize the contributions of our NEOs to the successful spin-off transaction, in November 2016 the Compensation Committee approved a one-time Founders RSU award to our NEOs. Pursuant to the Founders RSU Award Agreement, one third of the Founders RSUs vest on October 1, 2018, one third vest on October 1, 2019 and one third vest on October 1, 2020, subject to the holder’s continued employment with the Company on the applicable vesting date. In addition, a pro-rated number of Founders RSUs vest upon retirement or involuntary termination without cause occurring on or after October 1, 2017. The Founders RSUs vest in full upon termination of employment due to death or disability. Our NEOs were granted the following number of Founders RSUs in fiscal 2017: Mr. Novo - 146,372 RSUs; Mr. Bitto - 47,730 RSUs; Mr. Valente - 47,730 RSUs; Mr. Loughlin - 12,728 RSUs; and Mr. Shober - 12,728 RSUs.
Converted Performance Shares
Air Products performance shares granted in fiscal 2015 and fiscal 2016 were converted into Versum Materials performance shares with the same general terms and vesting schedule as the Air Products performance shares in an amount adjusted to maintain their economic value. See page 57 for additional information regarding the treatment of long-term incentive awards outstanding at the time of the Separation. Performance shares entitle the recipient to receive one share of stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. The shares are delivered after the three-year performance period based on actual performance. In fiscal 2017, the Compensation Committee aligned the performance measures to the portions of the three-year performance period that elapsed prior to and after our Separation from Air Products.

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2017 Payout for FY2015-2017 Performance Shares. For the shares granted in fiscal 2015, the Compensation Committee determined that two-thirds of the payout factor was based upon the Air Products TSR percentile rank compared to the TSR of the Air Products Peer Reference Group members over the pre-Separation (October 1, 2014 to September 30, 2016) portion of the performance period, and one-third was based upon the Versum Materials TSR percentile rank compared to the TSR of the Versum Materials Peer Group members over the post-Separation (October 1, 2016 to September 30, 2017) portion of the performance period. The Air Products Peer Reference Group consists of chemical and industrial companies with similar capital structures, asset intensity, and profitability to Air Products (size adjusted, based on data from Farient Advisors, LLC, external compensation consultant to Air Products, as further described in the Air Products definitive proxy statements). The Versum Materials Peer Group is described on page 49. The payout factor could range from 0% to 200% percent based on relative TSR percentile rank. The “Payout %” is interpolated linearly between points. In November 2017, the Compensation Committee certified the payout factor for the fiscal 2015 performance shares at 198% based on TSR performance during the three-year performance period as shown below:

	Below Threshold	Threshold	Target	Maximum	Actual Performance (1/3)	Actual Performance (2/3)
Performance Period					Post-Separation (10/1/16 - 9/30/17)	Pre-Separation (10/1/14 - 9/30/16)

TSR Performance	<30th percentile	30th percentile	50th percentile	>=75th percentile	73th percentile	79th percentile
Payout %	0%	30%	100%	200%	193%	200%

Actual Payout Factor (as a % of target)					198% (1/3 times 193% plus 2/3 times 200%)
The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Novo - 36,664; Mr. Bitto - 13,167; Mr. Valente - 4,217; Mr. Shober - 4,138; and Mr. Loughlin - 7,595. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Novo - $42,305; Mr. Bitto - $15,193; Mr. Valente - $4,866; Mr. Shober - $4,775; and Mr. Loughlin - $8,764.
FY2016-2018 Performance Shares. The Compensation Committee approved the same performance methodology and payout thresholds described under “2017 Payout for FY2015-2017 Performance Shares” for the performance shares granted in fiscal 2016, with one-third of the payout factor to be based upon the Air Products TSR percentile rank compared to the TSR of the Air Products Peer Reference Group members over the October 1, 2015 to September 30, 2016 portion of the performance period and with two-thirds to be based upon the Versum Materials TSR percentile rank compared to the TSR of the Versum Materials Peer Group members over the October 1, 2016 to September 30, 2018 portion of the performance period. The target number of performance shares (as converted to Versum common stock) granted to each Versum NEO for fiscal 2016 was as follows: Mr. Novo-20,926; Mr. Bitto-6,650; Mr. Valente-3,945; Mr. Shober-2,147; and Mr. Loughlin-3,945.
Vested FY2014 Converted Air Products Restricted Stock Units
The time vesting converted restricted stock units granted to Messrs. Bitto, Shober and Loughlin in fiscal 2014 vested in full on December 2, 2017, four years after the grant date. The number of shares of stock earned by our eligible NEOs under these awards were as follows: Mr. Bitto - 4,852; Mr. Shober - 1,262; and Mr. Loughlin - 2,324. Our eligible NEOs also received cash payments equal to the dividend equivalents received with respect to these shares as follows: Mr. Bitto - $8,165; Mr. Shober - $2,123; and Mr. Loughlin - $3,910.
Fiscal 2018 Annual Awards
For fiscal 2018, the Compensation Committee implemented a fiscal 2018 long-term incentive program with performance-based awards consisting of 60% PSUs and 40% MSUs with the following approximate aggregate values for each NEO (based on the closing stock price on November 9, 2017): Mr. Novo—$2,500,000; Mr. Bitto—$1,000,000; Mr. Valente—$600,000; Mr. Shober—$600,000; and Mr. Loughlin—$400,000. These awards were composed of the following number of PSUs and MSUs:

•
PSUs: Our NEOs were granted the following number of PSUs, assuming a target level of performance achievement: Mr. Novo—31,449 PSUs; Mr. Bitto—12,608 PSUs; Mr. Valente—7,554 PSUs; Mr. Shober—7,554 PSUs; and Mr. Loughlin—5,036 PSUs.

•
MSUs: Our NEOs were granted the following number of MSUs, assuming a target level of performance achievement: Mr. Novo—20,996 MSUs; Mr. Bitto—8,405 MSUs; Mr. Valente—5036 MSUs; Mr. Shober—5036 MSUs; and Mr. Loughlin—3,357 MSUs.

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The structure and terms of the fiscal 2018 annual awards is the same as the fiscal 2017 annual awards described under “Fiscal 2017 Annual Awards,” except that the performance measurement period for the fiscal 2018 PSU and MSU awards is from October 1, 2017 through September 30, 2020.
Granting Practices
The Compensation Committee generally determines annual executive long-term incentive awards each year at a meeting of the Compensation Committee in the first calendar quarter of such fiscal year. In addition to annual awards, other grants may be awarded at other times:

•	to attract new hires, to recognize employees for special achievements or for retention purposes;

•	to new employees as a result of the acquisition of another company; or

•	as may be desirable and prudent in other special circumstances.
The exercise price of any option grant will not be less than the closing market price of our common stock on the date of grant. We expect to monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have any program, plan or practice to time equity awards to employees or directors in coordination with the release of material non-public information.
Employee Benefit Plans and Other Compensation Practices and Policies
Retirement Benefits. The Company maintains a tax-qualified 401(k) plan (the “Versum Materials Retirement Savings Plan”) under which the Company matches 66 2/3% for each 1% contributed up to 6% of an employee’s contributions, for a maximum employer match of 4%. The Company may also make a discretionary profit sharing contribution to the plan which can range from 0-5%. The Company made a 2% profit sharing contribution for fiscal 2017 and will continue at this level or higher for at least two more years. In addition to the Company match and the discretionary profit sharing, the Company makes a contribution of 4% of each employees’ base pay into the plan. The Compensation Committee adopted the Versum Materials Deferred Compensation Plan (“Versum DCP”) which became effective on January 1, 2017. The Versum DCP provides the executive officers and certain other highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their annual salary and bonus as a future supplemental retirement benefit in addition to that provided under the Versum Materials Retirement Savings Plan. Any Company matching contributions to the Versum Materials Retirement Savings Plan and any Company contributions, in each case, that are tax limited under applicable law are instead contributed by the Company to the Versum DCP on behalf of eligible employees. For additional information about the Versum DCP, see the description on page 65.
Welfare Benefits. Our executives, including our NEOs, are eligible for specified benefits, such as group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and our NEOs participate in these plans on the same basis as all other employees. All participating employees, including our NEOs, pay a portion of the cost of these welfare benefits.
Severance, Retirement and Change in Control Arrangements. Severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements provide benefit to Versum Materials and its stockholders. Our severance and change in control arrangements with our NEOs are set forth in each NEOs’ employment agreement, as described starting on page 66. See “—Potential Payments Upon Termination or Change in Control” for a summary of the arrangements in our incentive plans and the other benefits applicable to our executive officers.
Executive Officer Stock Ownership. We have adopted a stock ownership policy for our executive officers, including our NEOs. The ownership guidelines are six times annual base salary for Mr. Novo, three times annual base salary for Messrs. Bitto, Valente, Shober and Loughlin, and one times annual base salary for our other executive officers. Until the guidelines are met, each executive officer is required to retain a percentage of net profit shares (i.e., shares retained after satisfying tax obligations and exercise price, if any) from each equity award on exercise, vesting or payment. Our Chief Executive Officer is expected to retain 75% of such net profit shares and our other NEOs are expected to retain 50% of such net profit shares. If the ownership level drops below the guideline after the guideline is initially met, the retention requirement applies until the NEO is back in compliance. Our executive officers may count towards these requirements the value of shares owned (including shares owned jointly with, or separately by, the executive officer’s spouse), shares held in trust for the benefit of the executive officer or the executive officer’s family members; and shares or share equivalents held in qualified or nonqualified savings, profit-sharing, or deferred compensation accounts if fully vested. Stock options, unvested restricted stock, unvested restricted stock units, and unearned performance-based shares and units are not counted for purposes of the ownership requirement.

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Hedging and Pledging Policy. Our executive officers and directors may not purchase or sell options, warrants, puts, calls or engage in similar transactions with respect to our stock, or sell our stock short. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. In addition, our executive officers and directors may not engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy. We have adopted an incentive compensation clawback policy. Consistent with the Company’s core values, the Compensation Committee determined that it may be appropriate to recoup or “claw back” certain annual and long-term incentive compensation in specified situations. The Company may recoup paid incentive compensation if an executive officer or other employee’s conduct leads to a restatement of the Company’s financial results. The Compensation Committee may, in its discretion, seek to recoup the difference between the incentive compensation paid and the lower amount that would have been paid based upon accurate information or restated financial results. The policy also provides that the Company may recoup a reasonable amount of incentive compensation for activity detrimental to the Company resulting from a material breach of employment arrangements or violations of our code of conduct. The Compensation Committee has flexibility to update the policy to be consistent with any subsequent SEC rules on this topic. In addition, the Company generally includes a clawback right in its employment agreements, equity award agreements and incentive plans.
Employment Agreements
Effective October 1, 2016, we entered into an employment agreement with each of our NEOs. Other than the amounts of base annual salary and target annual bonus award provided in each agreement and as indicated in the descriptions below, each of the employment agreements are substantially the same. For a description of termination and change in control provisions in the employment agreements, see “—Potential Payments Upon Termination or Change in Control” on pages 66 through 68. The employment agreements contain customary restrictive covenants relating to confidentiality, non-competition, non-disparagement, non-solicitation and intellectual property, and provide for the following compensation arrangements:

•	base annual salary, which shall be reviewed at least annually by the Board or the Compensation Committee;

•	target annual bonus award as a percentage of base salary, with payout amount based upon attaining certain performance goals established by the Board;

•	eligibility for participation in the Company’s long-term and short-term incentive plans;

•	participation in the Company’s employee benefit plans; and

•	vacation subject to Company policy.
IRS Code Section 162(m)
Section 162(m) of the Internal Revenue Code, as amended, generally limits tax deductibility of compensation paid by a public company to its chief executive officer and to its three other most highly compensated executive officers (other than the chief financial officer) to $1 million in the year compensation becomes taxable to the executive subject to an exception for performance-based compensation that meets specific requirements. In addition, transition provisions may apply to compensation arrangements that were entered into by a subsidiary corporation before it was publicly held.
The Compensation Committee considers the impact of this rule when developing and implementing its executive compensation programs. Our compensation plans are structured so that performance-based compensation paid under the plans is generally intended to be tax deductible. To this end, the Compensation Committee annually establishes performance criteria in an effort to obtain deductibility of the awards made under our LTIP and under our STIP. However, based on the continued competitive market for outstanding leadership talent, we believe it may be appropriate and competitive from time to time to consider certain compensation even though it may not be fully tax-deductible if the Compensation Committee believes the value in doing so outweighs the value of the lost tax deduction.

56 2018 PROXY STATEMENT

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Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation
Prior to the Separation from Air Products on October 1, 2016, our NEOs were compensated by Air Products. Long-term incentive awards granted to employees under Air Products’ Long-Term Incentive Plan that were outstanding on October 1, 2016, other than restricted stock, were adjusted using the following principles:

•	Awards were adjusted to maintain the economic value of those awards before and after the Separation from Air Products; and

•	Other than certain performance shares, treatment of which is described below, the terms of equity awards, such as the vesting schedule and dividend equivalent rights, generally continue unchanged.
The following table provides additional information regarding conversion of each type of Air Products equity award:

Award Type	Conversion Methodology
Stock Options	Air Products stock options were converted into options to purchase Versum Materials common stock, with the number and exercise price adjusted to maintain economic value.
Restricted Stock Units	Air Products restricted stock units were converted into Versum Materials restricted stock units, with the number adjusted to maintain economic value.
Performance Shares	Air Products performance shares were converted into Versum Materials performance shares, with the number adjusted to maintain economic value.
With respect to historical equity awards granted to our NEOs and reflected in the compensation tables that follow:

•
Converted Air Products Stock Options. Air Products stock options granted to Versum Materials NEOs were converted into options to purchase Versum Materials stock, with the number and exercise price adjusted to maintain economic value. These stock options vest in three consecutive, equal annual installments on the first, second, and third anniversary of the grant dates, subject to the executive’s employment through the applicable vesting date. Stock options entitle the holder to one share of upon vesting. Dividends do not accrue with respect to stock options. Vesting of converted Air Products stock options is subject to certain certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 68 to 70).

•
Converted Air Products Restricted Stock Units. Air Products restricted stock units granted to certain Versum Materials NEOs in fiscal years 2014, 2015 and 2016 were converted into Versum Materials restricted stock units, with the number adjusted to maintain economic value. The converted restricted stock units generally vest in full four years after the grant date. Each restricted stock unit entitles the holder to one share of stock and accrued dividends upon vesting. Accrued dividends are paid in cash on or about the vesting date in an amount equal to the dividends that accrued from the grant date of the restricted stock units to the vesting date. Vesting of converted Air Products restricted stock units is subject to certain certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 68 to 70).

•
Converted Air Products Performance Shares. Air Products performance shares granted in fiscal years 2015 and 2016 to Versum Materials NEOs were converted into Versum Materials performance shares with generally the same terms as the Air Products performance shares in an amount adjusted to maintain their economic value. These performance shares are earned at the end of a three-year performance period if specified performance goals are met. For additional information on the terms of these converted awards, see “- Versum Materials Fiscal 2017 Compensation Components - Long-Term Incentives - 2017 Payout for FY2015-2017 Performance Shares.” Each converted performance share entitles the holder to one share of Versum Materials stock and accrued dividend equivalents upon satisfaction of performance conditions. Dividend equivalents are paid in cash on or about the vesting date in an amount equal to the dividends that accrued from the grant date of a performance share to the vesting date. Vesting of converted Air Products performance shares is subject to certain certain exceptions in the event of specified termination events, retirement or upon a change in control of the Company (see “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” on pages 68 to 70).

In connection with the October 2016 conversion of the Air Products stock options and performance shares into Versum Materials stock options and performance shares, we recognized incremental fair value in accordance with FASB ASC Topic 718 for each of Messrs. Novo, Bitto, Valente, Shober and Loughlin in the aggregate amounts of $50,890, $41,849, $7,190, $12,394 and $23,468, respectively. These amounts are included in the “2017 Summary Compensation Table.”

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EXECUTIVE COMPENSATION

▪	Executive Compensation Tables
2017 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid in the fiscal years indicated to each of our NEOs. Prior to the Separation from Air Products on October 1, 2016, our NEOs were compensated by Air Products. Long-term equity-based incentive awards granted prior to the Separation and reflected in the Executive Compensation Tables were adjusted in connection with the Separation, except for restricted stock which was not converted. See “—Treatment of Outstanding Equity Awards at the Time of Separation” on page 57 for more information on the adjustments made.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
G. Novo
President and Chief Executive Officer	2017	725,000	5,696,920	—	1,247,000	—	483,526	8,152,446
	2016	465,000	830,642	—	790,600	5,174	66,772	2,158,188
	2015	465,000	843,379	182,789	698,000	3,025	45,112	2,237,305
G.G. Bitto
Executive Vice President and Chief Financial Officer(6)	2017	500,000	1,883,249	23,576	645,000	—	107,843	3,159,668
	2016	359,612	298,133	—	248,200	811,637	11,512	1,729,094
	2015	357,713	302,972	65,603	323,700	264,138	11,451	1,325,577
M.W. Valente
Senior Vice President, Law and Human Resources, General Counsel and Secretary	2017	400,000	1,645,163	—	516,000	—	251,359	2,812,522
	2016	300,000	156,613	—	165,600	215	24,605	947,033
	2015	98,077	97,471	21,012	80,300	14	6,664	303,538
E.C. Shober
Senior Vice President, Materials	2017	323,077(7)	599,790	6,837	331,772	—	421,928	1,683,404
	2016	245,262	85,240	—	160,100	402,744	7,851	907,595
P.F. Loughlin
Senior Vice President, Operations and Supply Chain	2017	300,000	610,864	13,264	258,000	—	93,177	1,275,305
	2016	272,835	156,613	—	169,500	482,918	8,739	1,090,604
	2015	270,695	174,802	37,859	218,300	156,294	8,666	866,616

(1)
Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(2)
For fiscal 2017, this column includes (a) the aggregate grant date fair values of equity-based awards granted to our NEOs, calculated in accordance with FASB ASC Topic 718 and (b) the incremental fair values of the October 2016 conversion of the Air Products restricted stock units and performance shares in connection with the Separation from Air Products (as described below). Awards granted in fiscal 2017 include the annual grant of PSUs and MSUs and the one-time grant of Founders RSUs. Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time-based conditions. The valuation models and assumptions applicable to the grant date fair value of PSUs, MSUs and Founders RSUs are set forth in Note 16 (“Share-Based Compensation”) to our audited financial statements included in our 2017 10-K. As the PSUs and MSUs are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

As described above under “Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation,” performance shares granted by Air Products and that remained outstanding at the time of the Separation were adjusted to maintain the economic value of those awards and converted into performance shares that vest and settle in shares of

58 2018 PROXY STATEMENT

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Versum Materials stock. In connection with this conversion, we recognized incremental fair value in accordance with FASB ASC Topic 718 for each of Messrs. Novo, Bitto, Valente, Shober and Loughlin in the amounts of $50,890, $18,273, $7,190, $5,557 and $10,204, respectively.

(3)
As described above under “Treatment of Long-Term Incentive Awards Outstanding at the Time of the Separation,” stock options granted by Air Products and that remained outstanding at the time of the Separation were adjusted to maintain the economic value of those awards and converted into converted stock options that vest and are exercisable for shares of Versum Materials stock. In connection with this conversion, we recognized incremental fair value in accordance with FASB ASC Topic 718 for each of Messrs. Bitto, Shober and Loughlin in the amounts of $23,576, $6,837 and $13,264, respectively.

(4)
For fiscal 2017, amounts in this column reflect awards earned under the Company’s STIP. At their election, participants in the VSM DCP may defer amounts earned under the STIP. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)	The table below identifies the amounts shown for fiscal 2017 in the “All Other Compensation” column.

Named Executive Officer	Company Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)	Relocation(i) ($)	Reimbursements for Taxes(ii) ($)	International Assignment Benefits(iii) ($)	Dividend Equivalents(iv) ($)
G. Novo	102,034	1,521	311,321	45,999	—	22,651
G.G. Bitto	62,415	1,521	22,103	14,417	—	7,387
M.W. Valente	54,383	1,217	159,547	28,946	—	7,266
E.C. Shober	42,733	981	—	126,004	249,911	2,300
P.F. Loughlin	36,628	913	33,629	19,707	—	2,300

(i)
Versum Materials relocated its headquarters in fiscal 2017 from Allentown, Pennsylvania to Tempe, Arizona. The Company offered relocation benefits to all employees it asked to relocate, including all of its NEOs. Amounts associated with relocation expenses paid in 2017 related to this headquarters move included costs for buying and selling a home, moving household goods, and a miscellaneous moving expense allowance.

(ii)
The Company reimburses its employees, including its NEOs, for taxes incurred with respect to relocation benefits received from the Company. Amounts associated with employer paid taxes as a result of the NEO’s costs incurred in relocation as to Messrs. Novo, Bitto, Valente and Loughlin were estimated as of the date of this proxy statement. For Mr. Shober, the amount includes the tax equalization benefit associated with the expenses related to his international assignment as described in note (iii) to this table, which reflects the higher taxes due in Taiwan compared to the amount that he would have paid in taxes in the U.S. if he were not on an international assignment.

(iii)
Includes benefits equal to $249,911 paid to Mr. Shober pursuant to our international mobility program for global assignments, to minimize the financial impact to him associated with his temporary assignment to Taiwan and to equalize his standard of living to the U.S. This program is generally available to all regular Versum Materials employees other than union employees, including our NEOs.  The amounts paid to Mr. Shober consisted of $78,926 for automobile expenses, $70,707 for utilities and housing, $13,393 for return trips home, $27,206 for location premium, $2,745 for miscellaneous expenditures and a cost of living adjustment equal to $56,934 representing the difference between the cost of living in Taiwan and in the U.S.

(iv)
Represents the aggregate dollar value of dividend equivalents accrued or credited during fiscal 2017 on equity-based awards granted prior to March 22, 2017 (the date the Company declared its first cash dividend), where dividends were not factored into the grant date fair value required to be reported for such awards. Such dollar amounts include dividend equivalents that will settle in the form of additional shares of Company stock (as to equity-based awards granted by the Company) and dividend equivalents that will be paid in cash (as to the converted Air Products equity-based awards), in each case, on the applicable vesting date.

In fiscal 2017, the following NEOs received a discretionary transaction bonus from Air Products for services rendered to Air Products related to the sale of the Air Products Performance Materials business to Evonik Industries: Mr. Novo-$2 million; Mr. Bitto-$1 million; Mr. Valente-$500,000; and Mr. Loughlin-$250,000. The bonuses were for services to Air Products and are not disclosed in the 2017 Summary Compensation Table.

(6)	In December 2017, Mr. Bitto’s title was changed from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer.

(7)	Mr. Shober’s annual salary increased from $300,000 to $350,000 in March 2017 after he was promoted to Senior Vice President, Materials.

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2017 Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to each of our NEOs during the fiscal year ended September 30, 2017. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis—Fiscal 2017 Compensation Components” beginning on page 49.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#/sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Novo	Short Term Incentive Plan		362,500	725,000	1,450,000					—
	PSUs	11/29/2016				23,986	47,972	95,944		$1,428,149
	MSUs	11/29/2016				15,991	31,981	47,972		$910,067
	Founders RSUs	11/01/2016							146,372	$3,307,814
G.G. Bitto	Short Term Incentive Plan		187,500	375,000	750,000					—
	PSUs	11/29/2016				7,825	15,649	31,298		$465,878
	MSUs	11/29/2016				5,217	10,433	15,650		$296,886
	Founders RSUs	11/01/2016							47,730	$1,078,635
M.W. Valente	Short Term Incentive Plan		150,000	300,000	600,000					—
	PSUs	11/29/2016				5,738	11,476	22,952		$341,646
	MSUs	11/29/2016				3,825	7,650	11,475		$217,692
	Founders RSUs	11/01/2016							47,730	$1,078,635
E.C. Shober	Short Term Incentive Plan		96,445	192,890	385,781					—
	PSUs	11/29/2016				3,075	6,150	12,300		$183,088
	MSUs	11/29/2016				2,050	4,100	6,150		$116,672
	Founders RSUs	11/01/2016							12,728	$287,636
P.F. Loughlin	Short Term Incentive Plan		75,000	150,000	300,000					—
	PSUs	11/29/2016				3,075	6,150	12,300		$183,088
	MSUs	11/29/2016				2,050	4,100	6,150		$116,672
	Founders RSUs	11/01/2016							12,728	$287,636

(1)
Represents cash award target opportunity range made pursuant to the STIP, the terms of which are summarized under “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2017 Compensation Components—Short-Term Incentives” beginning on page 50. For the actual amounts to be paid to each NEO, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote.

(2)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 (“Stock-Based Compensation”) of the consolidated financial statements included in our 2017 10-K. Amounts reported do not include the incremental fair value recognized in accordance with FASB ASC Topic 718 in connection with the October 2016 conversion of the Air Products equity-based awards. The amounts of such incremental fair value for the NEOs’ modified equity-based awards were: $50,890 for Mr. Novo; $41,849 for Mr. Bitto; $7,190 for Mr. Valente; $12,394 for Mr. Shober; and $23,468 for Mr. Loughlin. Such amounts are included in the “2017 Summary Compensation Table.”

60 2018 PROXY STATEMENT

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of September 30, 2017. The number of awards included in this table reflects the adjustments made in connection with the Separation from Air Products for those equity awards granted to our NEOs before the Separation.

	Option Awards(1)					Stock Awards
	Option Grant Date(1)	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(2)	Market Value of Shares or Units of Stock Held That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)
Officer		Exercisable	Unexercisable			(#)	($)	(#)	($)
G. Novo
options	09/12/2013	46,942	—	18.53	09/12/2023
options	12/02/2013	72,275	—	18.87	12/02/2023
options	12/01/2014	18,698	9,357	25.25	12/01/2024
converted awards(5)						36,664	1,423,283	41,852	1,624,595
Founders RSUs(6)						146,818	5,699,482
2017 PSUs/MSUs(7)								144,354	5,603,830
G.G. Bitto
options	12/02/2013	35,275	—	18.87	12/02/2023
options	12/01/2014	6,712	3,356	25.25	12/01/2024
converted awards(5)						26,051	1,011,300	15,024	583,232
Founders RSUs(6)						47,875	1,858,527
2017 PSUs/MSUs(7)								47,090	1,828,058
M.W. Valente
options	06/01/2015	2,146	1,079	25.84	06/01/2025
converted awards(5)						7,431	288,471	7,890	306,290
Founders RSUs(6)						47,875	1,858,527
2017 PSUs/MSUs(7)								34,532	1,340,530
E.C. Shober
options	12/02/2013	5,725	—	18.87	12/02/2023
options	12/01/2014	2,105	1,057	25.25	12/01/2024
converted awards(5)						7,411	287,695	4,294	166,693
Founders RSUs(6)						12,767	495,607
2017 PSUs/MSUs(7)								18,506	718,412
P.F. Loughlin
options	12/01/2010	20,880	—	15.14	12/01/2020
options	12/01/2011	22,740	—	14.48	12/01/2021
options	12/03/2012	26,622	—	14.30	12/03/2022
options	12/02/2013	16,867	—	18.87	12/02/2023
options	12/01/2014	3,870	1,940	25.25	12/01/2024
converted awards(5)						13,608	528,255	7,890	306,290
Founders RSUs(6)						12,767	495,607
2017 PSUs/MSUs(7)								18,506	718,412

(1)
Grant dates for all stock options are shown in the first column. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date, subject to the executive’s employment through the applicable vesting date. Stock options are subject to special vesting treatment upon specified termination events, retirement or upon a change in control of the Company. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 68.

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EXECUTIVE COMPENSATION

(2)
This column includes equity-based awards that, as of the fiscal year end, remained subject to time-vesting conditions. All of these restricted stock units are subject to special vesting treatment upon specified termination events, retirement or upon a change in control of the Company. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 68. For additional vesting terms, see footnotes 5(i), 5(iii), 5(iv) and 6 below.

(3)	These amounts are determined using the closing price of our common stock on the NYSE on September 29, 2017 of $38.82, the last trading day of fiscal 2017.

(4)
This column includes equity-based awards that, as of the fiscal year end, remained subject to performance-vesting conditions. These awards were granted in fiscal 2016 and fiscal 2017 and are conditioned upon performance achievement following a three-year performance period that ends, as to the awards granted in fiscal 2016, on September 30, 2018 and, as to the awards granted in fiscal 2017, on September 30, 2019, in each case, subject to the executive’s continued employment through the date after the performance period on which the Compensation Committee certifies performance achieved. The actual number of shares that will be delivered with respect to these performance awards granted in fiscal 2016 and 2017 is not yet determinable. The number of shares included in the table above reflects the number of shares deliverable assuming maximum performance. All of these performance-vesting equity awards are subject to special vesting treatment upon specified termination events, retirement or upon a change in control of the Company. See “—Potential Payments Upon Termination or Change in Control—Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control” starting on page 68. For additional vesting terms, see footnotes 5(ii) and 7 below.

(5)	Converted awards include the following:

(i)
Converted performance shares granted in fiscal 2015 that, as of the fiscal year end, remained subject to the executive’s continued employment through the date after the performance period ending on September 30, 2017, on which the Compensation Committee certifies performance achieved. The number of shares included in the table above and reported below is based on actual performance at the end of the performance period which was 198% of target. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held that Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares. The actual numbers of shares delivered with respect to these awards was reduced by withholding to pay taxes.

Named Executive Officer	Number of Shares
G. Novo	36,664
G.G. Bitto	13,167
M.W. Valente	3,834
E.C. Shober	3,762
P.F. Loughlin	6,905

(ii)
Converted performance shares granted in fiscal 2016 that, as of the fiscal year end, remained subject to the executive’s continued employment through the date after the performance period ending on September 30, 2018, on which the Compensation Committee certifies performance achieved. These converted awards granted in fiscal 2016 vest according to the performance criteria described on page 54 under “FY2016-2018 Performance Shares.” The number of shares included in the table above and reported below reflects the number of shares deliverable assuming maximum performance, because actual performance during the performance period that has elapsed through September 30, 2017 was between target and maximum. As these awards remained subject to performance-vesting conditions at fiscal year end, they are reported in the column “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” in the table above. The actual number of shares that will be delivered with respect to these awards is not yet determinable. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

Named Executive Officer	Number of Shares
G. Novo	41,852
G.G. Bitto	15,024
M.W. Valente	7,890
E.C. Shober	4,294
P. F. Loughlin	7,890

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(iii)
A special recruiting grant of 965 converted restricted stock units granted to Mr. Valente on June 1, 2015. These units are forfeited upon termination of employment other than due to death or disability prior to vesting. Mr. Valente’s restricted stock units are scheduled to vest in full on June 1, 2019. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held that Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

(iv)
Time-vesting converted restricted stock units granted to Messrs. Bitto, Valente, Shober and Loughlin that vest in full four years after the grant date. As these awards remained subject to time-vesting conditions at fiscal year end, they are reported in the column “Number of Shares or Units of Stock Held that Have Not Vested” in the table above. Converted awards do not accrue dividend equivalents, but instead accrue cash dividends to be delivered only upon vesting of the underlying shares.

		Number of Units
Date of Grant	Vesting Date	Bitto	Valente	Shober	Loughlin
December 2, 2013	December 2, 2017	4,852	—	1,262	2,324
December 2, 2014	December 1, 2018	3,026	—	954	1,747
December 1, 2015	December 1, 2019	5,006	2,632	1,433	2,632

(6)
Includes the one-time Founders RSU award granted to our NEOs in connection with the Separation from Air Products. Pursuant to the Founders RSU Award Agreement, one third of the Founders RSUs vest on October 1, 2018, one third vest on October 1, 2019 and one third vest on October 1, 2020, subject to the holder’s continued employment with the Company on the applicable vesting date. The amount reported includes dividend equivalents that have accrued to date with respect to the Founders Awards.

(7)
The PSUs and MSUs granted in 2017 vest according to the performance criteria described on pages 52 and 53. The number of PSUs and MSUs reported reflects the number of shares deliverable assuming maximum performance, because actual performance during the performance period that has elapsed through September 30, 2017 was between target and maximum. The amount reported also includes dividend equivalents that accrued with respect to the PSUs and MSUs. The actual number of shares that will be delivered with respect to such awards is not yet determinable. The number of PSUs and MSUs and accrued dividend equivalents thereon included in the table above are as follows:

Named Executive Officer	Number of PSUs (with accrued dividend equivalents)	Number of MSUs (with accrued dividend equivalents)	Total

G. Novo	96,236	48,118	144,354
G.G. Bitto	31,393	15,697	47,090
M.W. Valente	23,022	11,510	34,532
E.C. Shober	12,337	6,169	18,506
P. F. Loughlin	12,337	6,169	18,506

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EXECUTIVE COMPENSATION

2017 Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock vested during fiscal 2017 for our NEOs.

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized On Vesting(3) ($)
G. Novo	—	—	12,659	309,639
G.G. Bitto	—	—	24,866	659,036
M.W. Valente	—	—	—	—
E.C. Shober	—	—	1,193	29,646
P. F. Loughlin	—	—	6,022	148,494

(1)
This column represents the difference between the market price of the shares acquired on the exercise date and the exercise (or base) price multiplied by the number of options exercised. The value realized on exercise does not make any adjustment for those shares forfeited by the option holder in order to pay (a) the exercise price and (b) the amount of withholding tax due from the option holder upon exercise, pursuant to the “cashless” exercise provisions of the plan under which each stock option was granted.

(2)
The shares in this column include a special retention grant of restricted stock units made to Mr. Bitto in fiscal 2013 that vested in February 2017, restricted stock units granted to Messrs. Bitto, Loughlin and Shober in fiscal 2013 that vested in December 2016, and performance shares granted to Messrs. Novo, Bitto and Loughlin in fiscal 2014 that vested in December 2016. The actual number of shares delivered with respect to these awards was reduced by withholding to pay taxes.

(3)
This column represents the aggregate fair market value of shares vested on the applicable date(s) of vesting. The following dividend equivalents were paid in cash on the equity-based awards that vested in fiscal 2017. The cash amounts are not included in the value realized in the table above. None of the equity that vested in fiscal 2017 accrued dividend equivalents that settled in the form of additional shares of our common stock.

Named Executive Officer	Dividend Equivalents Paid ($)
G. Novo	19,405
G.G. Bitto	45,580
M.W. Valente	—
E.C. Shober	2,408
P. F. Loughlin	10,717

64 2018 PROXY STATEMENT

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2017 Pension Benefits

Prior to the Separation from Air Products, certain of our NEOs participated in defined benefit pension plans provided by Air Products. In connection with the Separation, Air Products retained liability for these plans. Versum Materials has not adopted a pension plan, and does not provide pension benefits to the NEOs.
2017 Nonqualified Deferred Compensation
The following table provides information as of September 30, 2017 for our NEOs who participate in the Versum Materials Deferred Compensation Plan (“Versum DCP”). Accounts of Versum Materials participants in the Air Products Deferred Compensation Plan (the “Air Products DCP”) were not transferred to the Versum DCP at the Separation from Air Products, and any outstanding plan balances under the Air Products DCP remain with Air Products.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
G. Novo	52,981	74,772	665	—	128,418
G.G. Bitto	36,539	39,615	2,207	—	78,361
M.W. Valente	20,461	29,532	1,433	—	51,427
E.C. Shober	22,154	20,270	1,256	—	30,365
P. F. Loughlin	13,154	16,320	891	—	43,680

(1)
All amounts reported in this column were voluntary deferrals by the executives of base salary or awards under the Versum DCP. These amounts are also reported in the Summary Compensation Table for fiscal 2017.

(2)
Amounts reported in this column consist of (a) Company matching contributions and Company contributions based on the NEOs’ voluntary deferral of base salary under the Versum Materials Retirement Savings Plan, in each case where the employee’s contributions are tax limited under applicable law and (b) the Company’s additional core contribution of 4% of each NEO’s respective STIP award earned in fiscal 2017. These amounts are also reported in the Summary Compensation Table for fiscal 2017.

(3)
Amounts in this column are not reported in the Summary Compensation Table for fiscal 2017 since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during fiscal 2017 ranged from 0.67% to 34.75%.

(4)	The Versum DCP became effective in fiscal 2017 and, therefore, amounts in the table do not include any amounts reported in previous summary compensation tables.
Versum Materials adopted the Versum DCP, which became effective January 1, 2017. The purpose of the Versum DCP is to provide certain management and highly compensated employees with the opportunity to defer, annually, the receipt of a portion of their cash compensation as a way of supplementing the retirement benefits provided under the Versum Materials Retirement Savings Plan. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Versum Materials Retirement Savings Plan. The Versum DCP is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an eligible employee did not receive under the Versum Materials Retirement Savings Plan due to these limits.
Participants may elect to defer up to 50 percent of base salary on a before-tax basis (offset by amounts deferred under the Versum Materials Retirement Savings Plan). The Versum DCP provides a matching credit in the same amounts as matching contributions under the Versum Materials Retirement Savings Plan. In addition to base salary, participants may elect to defer up to 100% of STIP awards. No matching credit is provided for these elective deferrals. Accrued benefits under the Versum DCP would be paid out in a lump sum, subject to the requirements of Section 409A of the Internal Revenue Code, within 90 days of a change in control of Versum Materials. Except as otherwise provided by the Compensation Committee, participants may elect from time to time to have their Versum DCP balance invested in the same investment choices as available under the Versum Materials Retirement Savings Plan. Participants may elect to receive payments of their Versum DCP balance in a lump sum or in up to five annual installments, in either case commencing twelve months following termination from service.

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EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control
Termination Provisions in Employment Agreements
Termination for cause or without good reason
If the employment of a Versum Materials NEO is terminated by the Company for cause or by the executive without good reason, the executive will be entitled to receive the following:

•	accrued but unpaid base salary; and

•	earned but unpaid prior year annual bonus.
Termination prior to a change in control without cause or for good reason
If prior to a change in control, the employment of a Versum Materials NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, subject to signing a release of liability in favor of the Company, the executive will be entitled to receive the following:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus;

•	a lump sum pro rata portion of any annual bonus based on actual performance for the fiscal year in which the termination occurs;

•	healthcare benefits under COBRA for 12 months or, if sooner, when the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto, Valente, and $10,000 for Messrs. Shober and Loughlin, for outplacement services;

•
payable on the anniversary of termination, cash in an amount equal to what the Company would have contributed in matching and non-elective contributions to its qualified and non-qualified plans based on the executive’s most recent deferral elections and salary, respectively, for 12 months following such termination had the executive been employed during that period; and

•
monthly payments over 24 months, in the case of each of for Messrs. Novo, Bitto and Valente, or 12 months, in the case of each of Messrs. Shober and Loughlin, equal to the sum of (x) the executive’s monthly base salary at termination  (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of the executive’s average annual bonus paid over the last three full fiscal years prior to the year of termination.

Termination following a change in control without cause or for good reason
If following a change in control the employment of a Versum Materials NEO is terminated by the Company without cause or, in the case of each of Messrs. Novo, Bitto and Valente, by the executive with good reason, and subject in all cases to the executive signing a release of liability in favor of the Company, the executive will be entitled to receive the following:

•	accrued but unpaid base salary;

•	earned but unpaid prior year annual bonus;

•	a lump sum pro rata portion of any annual bonus based upon actual performance for the fiscal year in which the termination occurs;

•
a lump sum payment equal to the sum of (x) the executive’s monthly base salary at termination  (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of the executive’s average annual bonus paid over the last three full fiscal years prior to the year of termination, with such sum multiplied by 36 for Mr. Novo, by 24 for each of Messrs. Bitto and Valente, and by 12 for each of Messrs. Shober and Loughlin;

•	healthcare benefits under COBRA for 12 months or, if sooner, until the executive’s COBRA eligibility ceases;

•	$20,000 for Messrs. Novo, Bitto and Valente, and $10,000 for Messrs. Shober and Loughlin, for outplacement services; and

•
an amount equal to what the Company’s matching and non-elective contributions to the executive’s qualified and non-qualified plans would have been based on the executive’s most recent deferral elections and salary, respectively, for the 12 months following such termination.

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Death or Disability
In the event the employment of a Versum Materials NEO is terminated due to death or disability, the executive will be entitled to receive:

•	accrued but yet unpaid base salary;

•	earned but yet unpaid prior year annual bonus; and

•	a lump sum pro rata portion of any annual bonus based on actual performance for the fiscal year in which the termination occurs.
Definitions
For purposes of each of the Employment Agreements, the following definitions apply.
A “change in control” means the earliest date at which:
(1) any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;
(2) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;
(3) a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or
(4) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
“Cause” means:
(1) the executive’s willful and continued failure to substantially perform the executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered, which notice identifies in reasonable detail the manner in which the Company believes the executive has not substantially performed the executive’s duties and provides 30 days in which to cure such failure;
(2) any act of fraud, embezzlement or theft on the executive’s part against the Company or its affiliates;
(3) a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude;
(4) a breach of a material element of our code of conduct; or
(5) any material breach of the executive’s obligations under the Employment Agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within 30 days after the executive has been provided written notice of such breach.
“Good Reason” means:
(1) a material reduction in the executive’s duties or responsibilities;
(2) a material reduction in the executive’s base salary or target bonus opportunity;

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(3) a material breach by the Company of the Employment Agreement; or
(4) a change of the Company’s headquarters or of the executive’s principal place of employment of more than 50 miles from Tempe, Arizona; provided, however, that such event will not constitute Good Reason unless the executive has provided the Company notice of the existence of a Good Reason condition no more than 60 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.
Treatment of Long-Term Incentive Awards Upon Termination, Death or Disability, Retirement and Change in Control
Voluntary Termination or Termination for Cause
The terms and conditions of long-term incentive awards granted to Versum Materials NEOs under Air Products’ Long-Term Incentive Plan, other than for restricted stock which was not converted, generally continue unchanged. The outstanding Air Products awards converted to Versum Materials equity awards, along with the Founders RSUs and the annual award of PSUs and MSUs granted by the Company, will generally be forfeited upon a voluntary termination or upon any termination by the Company for cause, including all unvested stock options, all restricted stock units and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following a voluntary termination and, if not timely exercised, would be forfeited.
Involuntary Termination Without Cause
Upon involuntary termination or termination without cause of a Versum Materials NEO:

•	Exercisable stock options remain exercisable for 180 days. Non-exercisable options are forfeited.

•	A pro rata portion of all performance vesting equity awards will vest based on actual performance and be delivered on the original vesting date.

•	Time vesting restricted stock units granted in fiscal year 2015 or later continue to vest and are delivered on the original vesting date.

•	Time vesting restricted stock units granted before fiscal year 2015 vest in full immediately without dividend equivalents.

•
Founders RSUs are forfeited if the termination is prior to October 1, 2017; otherwise a pro rata portion of Founders RSUs immediately vest for the year of termination and are delivered on the next original vesting date together with accrued dividend equivalents.

Death or Disability
Upon termination due to death or disability of a Versum Materials NEO:

•	Stock options continue to vest and become exercisable on the original vesting date.

•	Restricted stock and Founders RSUs immediately vest.

•	Restricted stock units and dividend equivalents are paid out immediately in the event of death, and on the original vesting date in the event of disability.

•
A pro rata portion of all performance shares and annual grant PSUs and MSUs vest based on actual performance and are delivered on the original vesting date along with accrued dividends and dividend equivalents, as applicable.

Retirement
Upon retirement (as further described below), a retirement-eligible Versum Materials NEO (i.e. having attained the age of 55 for Air Products plans and 62 for Versum Materials plans and having satisfied a combined Air Products and Versum Materials five-year service requirement) would receive the following treatment of their outstanding long-term incentive awards:

•	All outstanding stock options continue to become exercisable in accordance with the original vesting schedule as if the participant remained employed, and will be exercisable for the rest of the term.

•	Restricted stock units continue to vest per their original terms (as if the employee remained an active employee) and are paid at the end of the four-year vesting period.

•
All performance vesting equity awards and dividend equivalents thereon would be delivered on the original vesting schedule. A pro-rata portion of performance shares for the portion of the performance period that the individual was employed based on

68 2018 PROXY STATEMENT

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actual performance and associated dividend equivalents would be paid in accordance with the original schedule and at the original payout level if performance thresholds are met.

•
Founders RSUs are forfeited if the termination is prior to October 1, 2017; otherwise a pro rata portion of Founders RSUs vest and are delivered on the next original vesting date together with any accrued dividend equivalents.

Definitions
For purposes of each of the long-term incentive awards, the following definitions apply.
“Cause” has the meaning set forth in the employment agreement described above.
“Disability” means
(1) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(2) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. An Employee shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.
“Good Reason” has the meaning set forth in the employment agreement described above.
Change in Control
Converted Awards Granted Prior to Fiscal 2015
The time vesting converted restricted stock units granted to Messrs. Bitto, Valente, Shober and Loughlin in fiscal 2014 vested in full on December 2, 2017. These awards included certain change in control protections. Specifically, upon a change in control (as defined by the Plan), these restricted stock units vest in full and are paid immediately.
Converted Awards Granted During or After Fiscal 2015
For awards granted on or after October 1, 2014, the awards provide for “double trigger” vesting upon a change in control of Versum Materials instead of automatic vesting on an accelerated basis upon a change in control (“single trigger vesting”). These awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For the double trigger provisions to apply, the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time-based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The awards also provide that, pursuant to an agreement associated with a change in control or in the discretion of the Versum Materials board of directors or an appropriate committee thereof, awards may be settled for cash at the change in control price.
Awards Granted by the Company—Annual Awards and Founders Awards
Versum Materials’ equity awards provide for “double trigger” vesting upon a change in control of Versum Materials instead of automatic vesting on an accelerated basis upon a change in control. Upon the occurrence of a change in control of the Company prior to the end of the performance period, unless otherwise determined by the Compensation Committee, each of the respective award units converts into the right to receive a cash payment equal to the sum of (a) the product of the number of award units that would vest based on performance through the end of a shortened performance period ending on the date of the change in control of the Company and the price per share paid in such change in control and (b) interest through the end of the original Performance Period, with such payments to be made no later than 10 business days following the end of the original performance period; provided that executive remains employed with the Company or any successor through the end of the original performance period. Notwithstanding the foregoing, if executive’s employment is terminated without cause by the Company or a resignation by the executive for good reason, in each case, during the 24-month period following such change in control but prior to the end of the original performance period, the cash payment will be paid within 10 days of such termination.
Other Benefits
Upon retirement (i.e. having attained the age of 62 and satisfied a combined Air Products and Versum Materials five-year service requirement), a Versum Materials employee, including our NEOs, would be entitled to unpaid salary and accrued vacation, and to

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EXECUTIVE COMPENSATION

their vested benefits in the Versum Materials Retirement Savings Plan described under “—Versum Materials Compensation Program for Executive Officers After the Separation—Employee Benefit Plans and Other Compensation Practices and Policies—Retirement Benefits” on page 55. Our executive officers would be entitled to their vested benefits in the Versum DCP described on page 65.
Potential Payments upon Termination or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs assuming a termination of employment and/or a change in control occurred, in each case, on September 30, 2017.
Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs. Distributions of any plan balances that would be made upon retirement, if applicable, are set forth under “2017 Nonqualified Deferred Compensation” on page 65 and are not reflected in the following table.

				Air Products Long-Term Incentive Plan			Versum Materials Long-Term Incentive Plan
Named Executive Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Benefits(1) ($)	Stock Options(2) ($)	Restricted Stock Units (3) ($)	Performance Shares(4) ($)	Founders RSUs(5) ($)	PSUs and MSUs(5) ($)
G. Novo
Termination Without Cause Prior to a Change in Control	4,214,667	1,247,000	196,005	—	—	2,012,895	—	—
Termination For Good Reason Prior to a Change in Control	4,214,667	1,247,000	196,005	—	—	—	—	—
Termination Without Cause Following a Change in Control	6,322,000	1,247,000	196,005	126,974	—	2,287,466	5,699,482	3,113,237
Termination For Good Reason Following a Change in Control	6,322,000	1,247,000	196,005	126,974	—	2,287,466	5,699,482	3,113,237
Change in Control(6)	—	—	—	—	—		—	—
Termination Upon Death or Disability	—	1,247,000	—	—	—	2,012,895	5,699,482	—
G.G. Bitto
Termination Without Cause Prior to a Change in Control	2,275,000	645,000	143,279	45,541	407,403	722,808	—	—
Termination For Good Reason Prior to a Change in Control	2,275,000	645,000	143,279	45,541	317,087	722,808	—	—
Termination Without Cause Following a Change in Control	2,275,000	645,000	143,279	45,541	1,096,769	722,808	1,858,527	1,015,590
Termination For Good Reason Following a Change in Control	2,275,000	645,000	143,279	45,541	778,907	722,808	1,858,527	1,015,590
Change in Control(6)	—	—	—	—	778,907	—	—
Termination Upon Death or Disability	—	645,000	—	—	899,716	722,808	1,858,527
Retirement	—	645,000	—	—	317,087	722,808	—

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				Air Products Long-Term Incentive Plan			Versum Materials Long-Term Incentive Plan
Named Executive Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Benefits(1) ($)	Stock Options(2) ($)	Restricted Stock Units (3) ($)	Performance Shares(4) ($)	Founders RSUs(5) ($)	PSUs and MSUs(5) ($)
M.W. Valente
Termination Without Cause Prior to a Change in Control	1,820,000	516,000	131,433	—	69,803	188,563	—	—
Termination For Good Reason Prior to a Change in Control	1,820,000	516,000	131,433	—	—	—	—	—
Termination Without Cause Following a Change in Control	1,820,000	516,000	131,433	41,861	34,337	188,563	1,858,527	744,735
Termination For Good Reason Following a Change in Control	1,820,000	516,000	131,433	41,861	34,337	188,563	1,858,527	744,735
Change in Control(6)	—	—	—	—	—	—	—	—
Termination Upon Death or Disability	—	516,000	—	—	12,753	188,563	1,858,527	—
E.C. Shober
Termination Without Cause Prior to a Change in Control	772,392	331,772	101,562	14,343	114,992	132,273	—	—
Termination Without Cause Following a Change in Control	772,392	331,772	101,562	14,343	145,546	132,273	495,607	399,118
Change in Control(6)	—	—	—	—	51,052	—	—	—
Termination Upon Death or Disability	—	331,772	—	—	89,139	132,273	495,607	—
Retirement	—	331,772	—	—	89,139	132,273	—	—
P. F. Loughlin
Termination Without Cause Prior to a Change in Control	555,000	258,000	89,856	26,326	211,245	406,758	—	—
Termination Without Cause Following a Change in Control	555,000	258,000	89,856	26,326	267,364	406,758	495,607	399,118
Change in Control(6)	—	—	—	—	94,013	—	—	—
Termination Upon Death or Disability	—	258,000	—	—	163,760	406,758	495,607	—
Retirement	—	258,000	—	—	163,760	406,758	—	—

(1)
Includes the cost of COBRA payments for the Company’s medical and dental plans based on rates in effect in fiscal 2017 and the value of outplacement benefits pursuant to each NEO’s Employment Agreement. In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for two times their regular annual eligible wages, up to a maximum of $1 million, at death. If such benefits were triggered for the NEOs on September 30, 2017, under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Novo ($1,000,000); Mr. Bitto ($1,000,000); Mr. Valente ($800,000); Mr. Shober ($700,000); and Mr. Loughlin ($600,000).

(2)
Stock options are shown at their “spread” value (the difference between the exercise price and closing price of Versum Materials common stock on September 29, 2017 ($38.82), the last trading day on the NYSE in fiscal 2017). The amount does not include exercisable stock options which could be exercised on voluntary termination.

(3)
These amounts reflect the value of the acceleration of any unvested time-based restricted stock units and dividend equivalents thereon, assuming the acceleration occurred on September 30, 2017, and based on the closing price of our common stock on the NYSE on such date ($38.82).

(4)	Annual payouts are shown for performance shares. Unearned performance shares are reflected at the target payout level. Amounts include accrued dividend equivalents.

(5)	The amount reported assumes no interest is paid on the accelerated shares, however, the actual amount of interest payable would be based on interest through the end of the vesting period.

(6)
These amounts represent the value of Air Products converted long-term incentive awards granted prior to fiscal 2015 that automatically vest upon a change in control, whether or not the executive officer was terminated. For Mr. Novo, most of the amounts shown would become vested or payable if his active employment continued without a change in control. Converted awards granted during or after fiscal 2015 would not automatically vest upon a change in control if replaced by comparable awards, but would vest if the NEO is terminated within two years of the change in control.

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STOCK OWNERSHIP

STOCK OWNERSHIP
The following tables and accompanying footnotes show information as of December 7, 2017, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.
For persons included in the table below, also shown are shares over which the person could have acquired voting power or investment power within 60 days after December 7, 2017. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held. Each of our executive officers and directors listed below has sole voting and investment power over the shares of common stock reflected in the table, and their address is c/o Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284.
Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock Outstanding
The Vanguard Group(1)	8,671,543	8%
BlackRock, Inc. (2)	7,917,800	7%
State Farm Mutual Automobile Insurance Company(3)	7,696,500	7%
Barrow, Hanley, Mewhinney & Strauss, LLC(4)	7,329,500	7%
G.G. Bitto(5)	80,878	*
J. Croisetière	9,711	*
S. Ghasemi	180,393	*
P. F. Loughlin(5)	102,924	*
G. Novo(5)	160,189	*
Y. H. Paik	2,961	*
T. J Riordan	5,836	*
S. C. Schnabel	7,961	*
E. C. Shober(5)	13,342	*
M. W. Valente(5)	5,114	*
A. D. Wolff	2,963	*
Directors and executive officers as a group (13 persons)	597,887	*

*	Represents less than 1%

(1)
Based on information set forth in the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2017 relating to Versum Materials common stock as of December 31, 2016, reporting sole voting power over 60,666 shares; shared voting power over 11,700 shares; sole dispositive power over over 8,604,377 shares, and shared dispositive power over 67,166 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)
Based on information set forth in the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2017 relating to Versum Materials common stock as of December 31, 2016, and reporting sole voting power over 7,459,075 shares and sole dispositive power over 7,917,898 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)
Based on information set forth in the Schedule 13G filed with the SEC jointly by State Farm Mutual Automobile Insurance Company and certain related entities (“State Farm”) on January 23, 2017 relating to Versum Materials common stock as of December 31, 2016, and reporting sole voting and dispositive power over 7,696,550 shares. The address of State Farm is One State Farm Plaza, Bloomington, IL 61710.

(4)
Based on information set forth in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) on February 10, 2017 relating to Versum Materials common stock as of December 31, 2016, and reporting sole voting power over 1,927,963 shares and shared voting power over 5,401,618 shares; and sole dispositive power over 7,329,581 shares. The address of BHMS is 2200 Ross Avenue, 31st floor, Dallas, TX 75201.

(5)
The number of shares beneficially owned includes shares of Versum Materials common stock issuable upon exercise of options that are currently exercisable, as follows: Mr. Bitto (45,343), Mr. Loughlin (92,919), Mr. Novo (147,277), Mr. Shober (8,887) and Mr. Valente (2,146).

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Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, principal accounting officer and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These parties are required by SEC rules to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms and amendments thereto we have received, and written representations from our directors and executive officers, we believe that with respect to the fiscal year ended September 30, 2017, all of these parties complied with all applicable filing requirements.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Agreements with Air Products
In connection with the Separation and Distribution, on September 29, 2016, we entered into a Separation Agreement and several other agreements with Air Products to effect the Separation and provide a framework for the allocation between us and Air Products of Air Products’ assets, employees, liabilities and obligations (including investments, property, employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation and that govern certain relationships between Air Products and Versum Materials after the Separation.
The Separation Agreement
The Separation Agreement sets forth, among other things, our agreements with Air Products regarding the principal actions taken in connection with the Separation. It also sets forth other agreements that govern certain aspects of our relationship with Air Products following the Separation.
Recapitalization; Contribution of Assets and Assumption of Liabilities. The Separation Agreement identifies assets, contracts and liabilities transferred to or assumed by us or retained by Air Products as part of the internal reorganization transactions taken in connection with the Separation, and describes when and how these transfers, assumptions and assignments occur. The Separation Agreement provides for transfers of assets and assumptions of liabilities as allocated in connection with the Separation. The Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Air Products. In particular, pursuant to the terms and conditions of the Separation Agreement:

•
All of the assets, including the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets exclusively relating to our business, as well as certain additional assets, were retained by or transferred to us or one of our subsidiaries, subject to certain exceptions and except as may be set forth in one of the other agreements described below.

•
All of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) primarily related to, arising out of or resulting from our business were retained by or transferred to us or one of our subsidiaries, except as may be set forth in one of the other agreements described below.

•
Liabilities (whether accrued, contingent or otherwise) relating to environmental matters, including liabilities relating to remediation, hazardous substances and off-site liability arising from or related to our business, property or assets; and any such liabilities related to predecessor operations of Air Products’ Electronic Materials business, were retained by or transferred to us or one of our subsidiaries.

•
Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from infringement, misappropriation or other violations of any intellectual property relating to the conduct of our business were retained by or transferred to us or one of our subsidiaries.

•
Liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent the liability arising therefrom related to matters related to our business, were retained by or transferred to us or one of our subsidiaries.

•
We generally assumed all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed with or furnished to the SEC that are related to the Separation (including the Registration Statement on Form 10).

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•
Except as expressly set forth in the Separation Agreement or any other agreements, each party is responsible for its own internal fees, costs and expenses incurred following the October 1, 2016 Distribution date, including any costs and expenses relating to such party’s disclosure documents filed following the Distribution date.

•
All assets and liabilities (whether accrued, contingent or otherwise) of Air Products’ remaining businesses were retained by or transferred to Air Products or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in one of the other agreements described below and except for other limited exceptions that resulted in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, is solely covered by the Tax Matters Agreement.
Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest; that any necessary consents or governmental approvals are not obtained; and that any requirements of laws or judgments are not complied with. In general, neither we nor Air Products made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the Separation Agreement and the other agreements relating to the Separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation relies on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Further Assurances; Separation of Guarantees. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the Distribution date, the parties agreed to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party agreed to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and other transaction agreements. Additionally, we and Air Products agreed to use commercially reasonable efforts to remove us as a guarantor of liabilities (including surety bonds) retained by Air Products and its subsidiaries and to remove Air Products and its subsidiaries as a guarantor of liabilities (including surety bonds) assumed by us.
Shared Contracts. Certain shared contracts were to be assigned or amended to facilitate the Separation of our business from Air Products. If such contracts were not assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the Separation is complete.
Release of Claims; Indemnification. Except as otherwise set forth in the Separation Agreement or any ancillary agreement, each party to the Separation Agreement agreed to assume the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and to indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the Distribution date.
The Separation Agreement provides for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities allocated to Air Products under the Separation Agreement with Air Products. Specifically, each party has agreed to, with limited exceptions, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to:

•	the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement;

•	the operation of each such party’s business, whether prior to, at, or after the Distribution; and

•	any breach by us or Air Products of any provision of the Separation Agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.
Additionally, Versum Materials has agreed to indemnify, defend and hold harmless Air Products, its affiliates and subsidiaries and each of its and their officers, directors, employees and agents for any losses arising out of or due to environmental sites associated with the former Electronics Materials business of Air Products. Each party’s aforementioned indemnification obligations are

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uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed by the Tax Matters Agreement.
Legal Matters. Except as otherwise set forth in the Separation Agreement or any ancillary agreement (or as otherwise described above), each party to the Separation Agreement assumed the liability for, and, with limited exceptions, control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and agreed to indemnify the other party for any liability arising out of or resulting from such legal matters. Each party to a claim agreed to cooperate in defending any claims against the other party for events that took place prior to, on or after the Distribution date.
Cash Distribution. The Separation Agreement provided for our cash distribution to Air Products prior to the Distribution, which was funded primarily by third-party indebtedness we incurred prior to Distribution date. Accordingly, in September 2017 we distributed cash of $550 million and $425 million of 5.5% senior notes due 2024 to Air Products, which was consideration for the contribution of assets to us by Air Products in connection with the Separation. We did not receive any cash proceeds from the issuance of the Notes.
Dispute Resolution. If a dispute arises between us and Air Products under the Separation Agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the Separation Agreement, the dispute will be resolved through binding arbitration.
Term/Termination. The term of the Separation Agreement is indefinite, and it may only be terminated with the prior written consent of both Air Products and Versum Materials.
Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
Under the Transition Services Agreement, Air Products provides certain transition services to us and we have agreed to provide certain transition services to Air Products. Each party has agreed to provide such services for a limited time, generally for no longer than 12 to 24 months following the October 1, 2016 Distribution date, for specified fees, which are at cost for services provided by third parties and at cost plus approximately 5% percent for services provided by either us or Air Products, as applicable.
Tax Matters Agreement
The Tax Matters Agreement generally governs Air Products’ and the Company’s respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the contribution, the Distribution or certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ending on or before the Distribution Date, as well as tax periods beginning after the Distribution Date.
In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the contribution, the Distribution and certain related transactions. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event the contribution, the Distribution, or certain related transactions fail to qualify as tax-free for U.S. federal income tax purposes. In general, Versum Materials is liable for taxes incurred by Air Products that may arise if Versum Materials takes, or fails to take, as the case may be, certain actions that may result in the contribution, the Distribution or certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes.
Employee Matters Agreement
The Employee Matters Agreement governs the compensation and employee benefit obligations with respect to our current and former employees and those of Air Products. The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Distribution including, without limitation, the treatment of outstanding Air Products’ equity awards, other outstanding incentive compensation awards, deferred compensation obligations and retirement and welfare benefit obligations.
Intellectual Property Agreements
Certain of our subsidiaries entered into agreements with Air Products with respect to intellectual property. A two-way cross-license between Air Products and one of our affiliates requires one of our affiliates to exclusively license to Air Products certain patents for a

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defined field of use. Correspondingly, Air Products exclusively licensed certain patents to one of our affiliates for a defined field of use. Air Products also granted Versum Materials or one of our affiliates a license under various Engineering Standards developed and owned by it as well as Safety, Health and Environmental Standards and Policies developed and owned by it, for a limited period of time in order to allow us to continue our operations and develop our own Standards and Policies.
Commercial Agreements
We entered into certain commercial agreements with Air Products, including leases and utility, supply and toll manufacturing contracts. We may in the future enter into other commercial arrangements with Air Products.
Shared Directors/Employees
Seifi Ghasemi, who serves as Chairman, President and Chief Executive Officer of Air Products, also serves as our non-executive Chairman of the Board.
Indemnification and Insurance
The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs), subject to certain undertakings. In any action by a director or officer to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on the Company. We maintain liability insurance for its directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against such person because they are or were one of the Company’s directors or officers, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both expenses, including attorneys’ fees, and judgments, fines and amounts paid in settlement if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. If unsuccessful in defense of a suit brought by or in the Company’s right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests, except that if they are adjudged to be liable for negligence or misconduct in the performance of their duty to the Company, they cannot be made whole even for expenses unless the court determines that they are fairly and reasonably entitled to indemnity for such expenses.
ANNUAL REPORT AND HOUSEHOLDING
A copy of the Company’s 2017 annual report, which includes its Annual Report on Form 10-K for the fiscal year ended September 30, 2017, is being made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The 2017 annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.
In order to reduce printing and postage costs, only one 2017 annual report, one proxy statement and/or one notice of Internet availability of proxy materials, as applicable, generally will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If you wish to receive an additional copy or copies of these documents now or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please call (602) 282-1000 or send a written request to the Senior Vice President Law and Human Resources, General Counsel and Secretary of the Company, at the Company’s principal executive offices at 8555 South River Parkway, Tempe, Arizona 85284.

2018 PROXY STATEMENT 77

PROPOSALS YOU MAY VOTE ON

PROCEDURES FOR SUBMITTING STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s 2019 proxy statement and proxy card by submitting their proposals to the Company on or before August 23, 2018. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2019 Annual Meeting of Stockholders.
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including nominations of persons for election as directors and other stockholder proposals submitted outside the processes of Rule 14a-8. In general, notice of such proposals must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such annual meeting and the stockholder proposing such matters. Therefore, to be presented at the 2019 Annual Meeting of Stockholders, such a notice must be received by the Company on or after October 2, 2018, but no later than November 1, 2018. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior year’s annual meeting, notice must be received not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made. Copies of the Company’s by-laws may be obtained free of charge by contacting the Secretary at Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284, or by phone at (602) 282-1000.
All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be mailed to: Versum Materials, Inc., Attention of Secretary, 8555 South River Parkway, Tempe, Arizona 85284.
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It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) IN ORDER TO ENSURE YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

December 21, 2017	Michael W. Valente
Senior Vice President, Law and Human Resources, General Counsel and Secretary

78 2018 PROXY STATEMENT

APPENDIX A

VERSUM MATERIALS, INC.

AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

1.	Purpose of the Plan
The purpose of the Plan (as defined below) is to aid Versum Materials, Inc., a Delaware corporation (the “Company”) and its Subsidiaries and Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or other independent contractors to exert their best efforts on behalf of the Company and its Affiliates and align their interests with those of the stockholders of the Company by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b) Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(c) Award: An Option, Stock Appreciation Right, Other Stock-Based Award or Cash Award granted pursuant to the Plan.
(d) Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).
(e) Board: The Board of Directors of the Company, as constituted from time to time.
(f) Cash Award: Any cash denominated award granted pursuant to Section 9 of the Plan.
(g) Change in Control: The earliest date at which:
(i) any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding “Voting Securities” (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors of the Company), other than through the purchase of Voting Securities directly from the Company through a private placement;
(ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof (other than any director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company), whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall from and after such election be deemed to be a member of the Incumbent Board;
(iii) a merger or consolidation involving the Company or its Shares or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the Shares of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the Beneficial Owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were Beneficial Owners of the Company’s outstanding Voting Securities immediately prior to the transaction);

(iv) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes; or
(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or penalties under Section 409A of the Code, a Change in Control shall not be deemed to occur unless such transaction or occurrence constitutes a “change in ownership,” “change in effective control” and/or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A of the Code.
(h) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.
(i) Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan, or the full Board.
(j) Company: Versum Materials, Inc., a Delaware corporation.
(k) Effective Date: September 30, 2016.
(l) Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment, if the Participant is an employee of the Company or any of its Subsidiaries, (ii) a Participant’s services as an independent contractor, if the Participant is an independent contractor to the Company or its Subsidiaries, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.
(m) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading (if such date is not a trading date, the closing price on the trading date immediately preceding such date) and (ii) if there should not be a public market for the Shares on such date, the “Fair Market Value” shall be the value of the Shares established by the Committee in good faith.
(n) ISO: An Option that is also an “incentive stock option” within the meaning of Section 422 of the Code, granted pursuant to Section 6(d) of the Plan.
(o) Option: Any stock option granted pursuant to Section 6 of the Plan.
(p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6 of the Plan.
(q) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.
(r) Participant: An employee, director or independent contractor who is selected by the Committee to participate in the Plan and any employee, director or independent contractor of Air Products and Chemicals, Inc. (“Air Products”) who is selected to receive an Award under the Plan in connection with the separation of the Company from Air Products (a “Conversion Award”).
(s) Performance-Based Awards: Certain Other Stock-Based Awards and certain Cash Awards granted pursuant to Section 8(b) of the Plan.
(t) Plan: This Versum Materials, Inc. Long-Term Incentive Plan, as amended from time to time.
(u) Shares: Shares of common stock of the Company, par value $1.00.
(v) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.
(w) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan
Subject to Section 10, the total number of Shares which may be issued under the Plan is 6,500,000~~5,000,000~~, each of which may be issued as ISOs. The maximum number of Shares that may underlie Options and Stock Appreciation Rights, collectively, granted in any calendar year to any Participant other than any non-employee director, shall not exceed 750,000 Shares. The maximum number of Shares that may underlie Performance-Based Awards granted in any calendar year to any Participant other than any non-employee director, shall not exceed 375,000 Shares. The maximum Cash Award granted in any calendar year to any Participant other than any non-employee director shall not exceed $5,000,000. The maximum number of Shares that may underlie Awards granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares, or Shares delivered in exchange for the payment of cash or other property upon the exercise of an Award, shall, in each case, reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration, Shares withheld by the Company in payment of taxes or exercise prices, or Shares subject to Awards that are replaced, exchanged or otherwise forfeited, may, in each case, be granted again under the Plan. Notwithstanding the foregoing, (i) Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) shall not reduce the Shares available under the Plan and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan’s share reserve (subject to applicable stock exchange listing requirements).

4.	Administration
(a) Delegation. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time and in no event may such authority be delegated with respect to the granting of Awards to employees who are subject to Section 16 of the Act nor if the delegation of any such authority would result in Awards that are otherwise intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code failing to so qualify.
(b) Interpretation. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan and/or any Award agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan and/or any Award agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
(c) Terms. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Award agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. The Participant shall comply with the terms and conditions, including but not limited to any purchase or repurchase rights permitted under applicable law, imposed on the Participant pursuant to the provisions of the Plan and the Award agreement.
(d) Taxes. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of, or delivery of Shares subject to, an Award. Subject to the following proviso (including due to applicable law or accounting rules), the Participant may pay such withholding taxes upon, or in advance of, the taxable event under any Award in cash, by check or by a combination thereof, or in Shares or in a combination of cash and Shares, at the discretion of the Company; provided that, with respect to any payment in whole or in part in Shares, any such Shares have been held by the Participant for such period, if any, as established by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, or have been withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise or settlement of the Award.
(e) Notwithstanding the foregoing, without stockholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no waiver, amendment or modification of an Award may reduce the Option Price of any Option or the exercise price of any Stock Appreciation Right, (ii) the Committee may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right (with a lower Option Price or exercise price, as the case may be) or other Award or cancel for cash any outstanding Option or Stock Appreciation Right for which the Option Price or exercise price, as the case may be, is equal to or greater than the Fair Market Value of the Shares covered by such Award and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
(f) Rounding. For the purposes of a full or partial payment of the exercise price and/or applicable withholding taxes in Shares, in the event that the quotient of the aggregate amount owed to pay the exercise price and/or applicable withholding taxes divided by the Fair Market Value shall include a fractional share, the Participant (or any other person authorized pursuant to the applicable Award agreement) shall round up and provide the Company with a full share.
(g) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(h) Limits On Dividends and Dividend Equivalents. Unless the Committee shall otherwise expressly provide, no dividends or dividend equivalents shall be payable with respect to any Award unless (and solely to the extent that) the underlying Award with respect to which such dividend or dividend equivalents are credited shall have become vested and payable. Notwithstanding anything to the contrary, (i) dividends or dividend equivalents with respect to any Award that vests based on achievement of performance goals shall either (x) not be paid or credited or (y) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividend or dividend equivalent is accumulated, and shall be paid at the time such restrictions and risk of forfeiture lapse, and (ii) no dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

5.	Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a) Option Price. The Option Price per Share shall be determined by the Committee, but (except as required or permitted with respect to Conversion Awards and Substitute Awards) shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.
(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any ISO or as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Option, then such Option shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check); (ii) in Shares, having a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period, if any, as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles; (iii) partly in cash and partly in Shares in accordance with the provisions of clause (ii); (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased in accordance with a cashless exercise program that is compliant with applicable securities laws; or (v) through having a number of Shares with a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise of the Option. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.
(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. To the extent required for “incentive stock option” status under section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary shall not exceed $100,000 (or such other limit imposed by Section 422(d) of the Code). For purposes of applying the foregoing limitation, Incentive Stock Options shall be taken into account in the order granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be a nonqualified stock option granted under the Plan. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of being a Beneficial Owner of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights
(a) Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the related Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee, but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option (except as required or permitted with respect to Conversion Awards and Substitute Awards). Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange thereof an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded down to the next whole Share.
(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent a Stock Appreciation Right would expire at a time when the holder of such Stock Appreciation Right is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Stock Appreciation Right, then such Stock Appreciation Right shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

8.	Other Stock-Based Awards; Performance-Based Awards
(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, restricted Share units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the Fair Market Value of Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock- Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 and certain Cash Awards granted under Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets (xix) assets under management; (xx) total return and (xxi) strategic initiatives. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Cash Awards
The Committee may grant awards that are denominated and payable solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. Subject to the terms hereof, the Committee may impose such conditions and/or restrictions on any Cash Awards granted pursuant to the Plan as it may deem advisable.

10.	Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17 below), as to (i) the number and/or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and/or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options, or Stock Appreciation Rights, Other-Stock Based Awards and Performance-Based Awards may be granted during a calendar year to any Participant, (iii) the maximum dollar amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.
(b) Change in Control. In the event of a Change in Control after the Effective Date, unless otherwise determined by the Committee in the applicable Award agreement (and to the extent permissible under Section 409A of the Code):
(i) if, prior to the second anniversary of the date of such Change in Control, any given Participant’s employment is terminated by the Company or any of its Affiliates (or successors in interest) without Cause (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant’s employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then any applicable Company policy) or by the Participant for Good Reason (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant’s employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then the terms of this Section 10(b)(i) shall not apply upon any voluntary termination by the Participant), then, notwithstanding any other provision of the Plan to the contrary, with respect to all or any portion of the Participant’s then outstanding Award or Awards: (A) the then outstanding Options and Stock Appreciation Rights shall become immediately exercisable and other then outstanding Awards shall become fully vested, in each case, on the date of such termination of employment; (B) any performance periods in effect on of the date such termination of employment occurs shall end on such date, and with respect to each such performance period, the extent to which all applicable performance goals have been achieved with respect to a given Award shall be determined based on actual performance as measured under the Award as of the date of the Change in Control (or, if actual performance with respect to such Award is not determinable as of the date of the Change in Control, all applicable performance goals shall be deemed to be achieved at target levels); and (C) all Awards that have been previously deferred shall be settled in full as soon as practicable, but if any only if, with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of the Company or any of its Affiliates then in effect and would not result in accelerated taxation and/or penalties under Section 409A of the Code; but in any event
(ii) the Committee may (subject to Section 14 below), but shall not be obligated to, (A) cancel such Awards for their intrinsic value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of the dollar value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights (and any such Options or Stock Appreciation Rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration shall be cancelled for no consideration), (B) provide that any Options or Stock Appreciation Right having an exercise price per Share that is greater than the per Share dollar value of the consideration to be paid in the Change in Control transaction to a holder of a Share shall be cancelled without payment of any consideration therefor, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options or Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options or Stock Appreciation Rights shall terminate and be of no further force and effect. For the avoidance of doubt, not all Awards shall be required to be treated in a uniform manner (e.g., the Committee may in its discretion elect to cancel certain Awards and substitute other Awards) under the provisions of this Section 10(b).

11.	No Right to Employment, Awards of Compensation
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). Absent express provisions to the contrary, any grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “retirement plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended.

12.	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards
Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee (on such terms, conditions and limitations as it determines) may permit an Award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the Participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.

14.	Amendments or Termination; Prior Plan
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10(a) of the Plan) increase the total number of Shares reserved for the purposes of the Plan, change the maximum number of Shares for which Awards may be granted to any Participant, amend, replace, or reprice any Award in the manner described in Section 4(e), or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan without the consent of any Participant if it deems necessary to amend the Plan to satisfy the requirements of applicable laws.

15.	International Participants
With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, subject to Section 14 above, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms to the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate. In addition to the provisions of Section 11 above, there are no acquired rights which will accrue to such Participants from the granting of Awards under the Plan.

16.	Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

17.	Section 409A Compliance
This Plan and Awards issued hereunder are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Code, and accordingly, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to actual payment to such Participant of such amount, the Company may, subject to Section 14 above, (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.
In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant who is a “specified employee” within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors, representatives or agents shall have any liability to Participants with respect to this Section 17.

18.	Effectiveness of the Plan
The Plan shall be effective as of the Effective Date. Unless otherwise determined by the Board, the Plan shall ~~be submitted to stockholders of the Company for approval no later than the Company’s first regularly scheduled meeting of stockholders that occurs more than twelve (12) months after the date that the Company becomes a separate publicly held corporation and shall thereafter~~ be submitted to stockholders of the Company for re-approval no later than the Company’s first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Plan.

APPENDIX B

VERSUM MATERIALS, INC.
AMENDED AND RESTATED
SHORT-TERM INCENTIVE PLAN
1.Purpose of the Plan
The purpose of this Versum Materials, Inc. Short-Term Incentive Plan is to enable the Company, its Subsidiaries, Affiliates and any Service Recipient to attract, retain, motivate and reward executive officers and key employees by providing short-term cash incentives and financial rewards to such executive officers and key employees that are intended to be deductible as "performance-based compensation" within the meaning of Section 162(m) of the Code.
2.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    "Affiliate" shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(b)    "Board" shall mean the Board of Directors of the Company.
(c)    "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
(d)    "Committee" shall mean the Compensation Committee of the Board (or such other committee or subcommittee thereof as the Board may designate). The Committee administering the Plan shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Code.
(e)    "Company" shall mean Versum Materials, Inc., a Delaware corporation.
(f)    "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.
(g)    "Disability" or "disabled" shall mean Disability (or disabled) as defined under Section 409A of the Code.
(h)    "Participant" shall mean each executive officer of the Company and other key employee of the Company, Subsidiary, Affiliate or any other "Service Recipient" (within the meaning of Section 409A of the Code) whom the Committee designates as a participant under the Plan.
(i)    "Performance Period" shall mean each fiscal year of the Company, or other partial or multi-year cycle, as determined by the Committee in its discretion.
(j)    "Plan" shall mean this Versum Materials, Inc. Short-Term Incentive Plan, as set forth herein and as may be amended from time to time.
(k)    "Share" shall mean a share of common stock of the Company.
(l)    "Subsidiary" shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.    Administration
The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, in no event is the Plan intended to be administered or interpreted in a manner which would cause any award intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify. Any determination made by the Committee under the Plan shall be final and conclusive and binding upon all parties including the Company, its stockholders, and the Participants. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company, a Subsidiary or Affiliate or any other Service Recipient) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct. The Committee may delegate its authority under this Plan; provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee shall not delegate its authority with respect to any Covered Employee of the Company or any other individual who the Board or Committee reasonably believes may become a Covered Employee, if it would cause any award due to be payable hereunder intended to be qualified as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify; provided, further, that, for purposes of establishing performance objectives as set forth in Section 4(a) herein, any such delegation must be to a committee comprising solely of two or more "outside directors" (within the meaning of Section 162(m) of the Code).
4.    Bonuses
(a)    Performance Criteria.  ~~No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for each such Performance Period. Any such performance objectives will~~Short-term cash incentives under the Plan may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant Performance Period. The performance goals, which must be objective, shall be based upon the absolute, relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization ~~consistent with historical practices and as otherwise required by any indebtedness~~ ); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets (xix) assets under management; (xx) total return and (xxi) strategic initiatives. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or Affiliates~~,~~ or one or more of its or their divisions or units, any other Service Recipient or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. ~~In addition, to the degree consistent with Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria, either in establishing any performance objective or in determining the extent to which any performance objective has been achieved.~~ Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan. The Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such Performance Period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.
(b)    Incentive Bonuses.  ~~No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code to the extent applicable to the Company and the Plan), the~~ The Committee shall establish incentive bonus opportunities (whether as a specified target dollar amount, percentage of a bonus pool, or otherwise) for each individual Participant in respect of a Performance Period which can be earned upon the achievement of the performance objective or objectives established for such Performance Period, (i) while the outcome for a Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, (i) while the outcome for a Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant Performance Period.
(c)    Maximum Amount Payable.  As soon as practicable after the Performance Period ends, the Committee shall determine (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 4(a) have been satisfied and (ii) for each Participant who is employed by the Company, one of its Subsidiaries or any other Service Recipient on the last day of the Performance Period for which the bonus is payable, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the Committee may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any one fiscal year of the Company in excess of $~~4~~5,000,000 (which amount shall be decreased on a pro-rata basis for any Performance Period that is less than one year and increased on a pro-rata basis for any Performance Period that exceeds one year).
(d)    Negative Discretion.  Notwithstanding anything else contained in Section 4(c) to the contrary, the Committee may not increase the amount payable under the Plan or with respect to an Award but shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).
(e)    Death or Disability.  If a Participant dies or becomes disabled prior to the last day of the Performance Period for which the bonus is payable, such Participant may receive an annual bonus equal to the bonus that would otherwise be payable to such Participant based upon actual achievement of the applicable performance objectives for the applicable Performance Period as determined by the Committee under the terms of this Plan, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant's death or Disability occurs (prior to and including the date of the Participant's death or Disability), and the denominator of which is the total number of days in the Performance Period. Payment shall be made at the same time and in the same form as provided under Article 5.
(f)    Other Termination of Employment.  Unless otherwise determined by the Committee and except as may otherwise be provided in Section 4(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates (or who has given or received notice of termination) prior to the date that bonuses are paid in accordance with Section 5(e).
(g)    Change in Control.  The Committee may, in its absolute discretion, provide for bonuses to be payable upon the occurrence of a "change in control" (as such term may be defined by the Committee or the Board), subject to the requirements of Section 409A of the Code.
5.    Payment
(a)    In General.  Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 above shall be made to each Participant as soon as practicable after the Committee certifies in writing that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus, unless the Participant has submitted a valid election to defer receipt of the bonus in accordance with the terms and conditions of a deferred compensation plan approved by the Committee. Notwithstanding the foregoing, payment of any bonus shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code or (B) comply with the requirements Section 409A of the Code; provided that, in the absence of terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture.
(b)    Form of Payment.  As established by the Committee, bonus payments shall be made in (i) cash, (ii) Shares or Share units under the Company's Long-Term Incentive Plan (as may be amended, or any successor thereto) or (iii) a combination of (i) and (ii), in each case subject to such restrictions as the Committee shall determine.
6.    General Provisions
(a)    Effectiveness of the Plan.  The Plan ~~shall become~~became effective on September 30, 2016 (the "Effective Date"). Unless otherwise determined by the Board, the Plan shall be submitted to stockholders of the Company for ~~approval no later than the Company's first regularly scheduled meeting of stockholders that occurs more than twelve (12) months after the date that the Company becomes a separate publicly held corporation and shall thereafter be submitted to stockholders of the Company for~~ re-approval no later than the Company's first meeting of stockholders that occurs in the fifth year following the year in which the Company's stockholders previously approved the Plan.
(b)    Section 409A Compliance.  The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan, other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment thereof or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant's termination of employment the Participant is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant's termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, the Committee nor any of the employees or representatives of the Company, its Subsidiaries or any other Service Recipient shall have any liability to Participants with respect to this Section 6(b).
(c)    Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall materially adversely affect the rights of any Participant in respect of any calendar year which has already commenced and, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code.
(d)    Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural Person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Company. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.
(e)    No Right to Continued Employment or Awards.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, any of its Subsidiaries or any other Service Recipient. No Participant shall have any claim to be granted any award or bonus, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).
(f)    No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company, any Subsidiary or Affiliate or any other Service Recipient from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company, any Subsidiary or any other Service Recipient as a result of any such action.
Nonalienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation with which the Company may be merged or consolidated. The Company's obligations under this Plan shall be binding on any successor to the
Company. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.
(g)    Withholding.  A Participant may be required to pay to the Company, any Subsidiary or Affiliate or any other Service Recipient, and the Company, any Subsidiary or any other Service Recipient shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable federal, state and local withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
(h)    Clawback/Repayment. All awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(i)    Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(j)    No Fund Created. Neither the Plan nor any bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(k)    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Company, the Board or the Committee to adopt such other incentive arrangements as any of them may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.
(l)    Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
(m)    Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR ALL of the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Seifi Ghasemi
02 Guillermo Novo
03 Jacques Croisetière
04 Dr. Yi Hyon Paik
05 Thomas J. Riordan
06 Susan C. Schnabel
07 Alejandro D. Wolff

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018.	☐	☐	☐
3	Approve, by non-binding advisory vote, the compensation paid to our named executive officers (say-on-pay).	☐	☐	☐
4	Approve our Amended and Restated Long-Term Incentive Plan.	☐	☐	☐
5	Approve our Amended and Restated Short-Term Incentive Plan.	☐	☐	☐

NOTE: The proxies will vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000349613_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

VERSUM MATERIALS, INC.
Annual Meeting of Stockholders
January 30, 2018 9:00 a.m. MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Guillermo Novo, George G. Bitto and Michael W. Valente, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of VERSUM MATERIALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 a.m., Mountain Standard Time on January 30, 2018, at our offices located at 8555 South River Parkway, Tempe, AZ 85284, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000349613_2 R1.0.1.17

Continued and to be signed on reverse side